Exhibit 99.1

Texas Eastern Products Pipeline Company, LLC and Subsidiaries

Consolidated Balance Sheet as of December 31, 2007

and Report of Independent Registered Public Accounting Firm

CONSOLIDATED BALANCE SHEET OF

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Texas Eastern Products Pipeline Company, LLC:

We have audited the accompanying consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiaries (the “Company”) as of December 31, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Texas Eastern Products Pipeline Company, LLC and subsidiaries as of December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas

February 28, 2008

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

December 31,
2007

ASSETS

Current assets:
Cash and cash equivalents	$ 64
Accounts receivable, trade (net of allowance for doubtful accounts of $125)	1,381,871
Accounts receivable, related parties	6,525
Inventories	80,299
Other	47,271
Total current assets	1,516,030
Property, plant and equipment, at cost (net of accumulated depreciation of $582,225)	1,793,634
Equity investments	1,146,995
Intangible assets	164,681
Goodwill	15,506
Other assets	113,252
Total assets	$ 4,750,098

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

Current liabilities:
Senior notes	$ 353,976
Accounts payable and accrued liabilities	1,413,447
Accounts payable, related parties	39,535
Accrued interest	35,491
Other accrued taxes	20,483
Other	84,848
Total current liabilities	1,947,780
Long-term debt:
Senior notes	721,545
Junior subordinated notes	299,538
Other long-term debt	490,000
Total long-term debt	1,511,083
Other liabilities and deferred credits	27,122
Minority interest	1,395,150
Commitments and contingencies
Member’s equity (deficit):
Accumulated other comprehensive loss	(42,557)
Member’s equity (deficit)	(88,480)
Total member’s equity (deficit)	(131,037)
Total liabilities and member’s equity (deficit)	$ 4,750,098

See Notes to Consolidated Balance Sheet.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1.	ORGANIZATION

Texas Eastern Products Pipeline Company, LLC (the “Company”), is a Delaware limited liability company whose membership interests are owned by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded partnership controlled by Dan L. Duncan. Enterprise GP Holdings is an affiliate of EPCO, Inc. (“EPCO”), a privately held company also controlled by Dan L. Duncan. Through May 6, 2007, our membership interests were owned by DFI GP Holdings L.P. (“DFIGP”), an affiliate of EPCO which initially acquired such interests in February 2005. On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO Partners, L.P.’s (“TEPPCO”) limited partner units (“Units”) and the incentive distribution rights associated with our general partner interest in TEPPCO, were sold by DFIGP to Enterprise GP Holdings for partnership interest s in Enterprise GP Holdings. Mr. Duncan and certain of his affiliates, including DFIGP, Enterprise GP Holdings and Dan Duncan LLC, a privately held company controlled by him, control us, TEPPCO and Enterprise Products Partners L.P. (“Enterprise Products Partners”) and its affiliates, including Duncan Energy Partners L.P. EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates. We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO. Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 16,691,550 of TEPPCO's Units. Our executive officers are employees of EPCO, and the other personnel working on behalf of TEPPCO also are employees of EPCO. Under an amended and restated administrative services agreement (“ASA”), EPCO performs all management, administrative and operating functions required for us and our subsidiaries, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing us and our subsidiaries.

As used in this Report, “we,” “us,” “our,” and the “Company” mean Texas Eastern Products Pipeline Company, LLC, and where the context requires, include our subsidiaries and their business and operations. References to the “Parent Company” are intended to mean and include Texas Eastern Products Pipeline Company, LLC, in its individual capacity, and not on a consolidated basis as part of a common control group with EPCO, Enterprise GP Holdings or TEPPCO and its subsidiaries.

We own a 2% general partner interest in TEPPCO and act as the managing general partner of TEPPCO. We have no independent operations and no material assets outside those of TEPPCO. TEPPCO, a Delaware limited partnership, is a master limited partnership formed in March 1990, and its Units are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “TPP.” Through June 29, 2007, TEPPCO operated through TE Products Pipeline Company, Limited Partnership, TCTM, L.P. (“TCTM”) and TEPPCO Midstream Companies, L.P. On June 30, 2007, each of TE Products Pipeline Company, Limited Partnership and TEPPCO Midstream Companies, L.P. separately converted into Texas limited partnerships and immediately thereafter each merged into separate newly-formed Texas limited liability companies that had no business operations prior to the merger. The resulting limited liability companies are called TE Products Pipeline Company, LLC (“TE Products”) and TEPPCO Midstream Companies, LLC (“TEPPCO Midstream”). Beginning June 30, 2007, TEPPCO operates through TE Products, TCTM and TEPPCO Midstream. Collectively, TE Products, TCTM and TEPPCO Midstream are referred to as the “Operating Companies.”

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We adhere to the following significant accounting policies in the preparation of our consolidated balance sheet.

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Business Segments

We operate and report in three business segments: transportation, marketing and storage of refined products, liquefied petroleum gases (“LPGs”) and petrochemicals (“Downstream Segment”); gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals (“Upstream Segment”); and gathering of natural gas, fractionation of natural gas liquids (“NGLs”) and transportation of NGLs (“Midstream Segment”). Our reportable segments offer different products and services and are managed separately because each requires different business strategies (see Note 15).

Our interstate transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission (“FERC”). We refer to refined products, LPGs, petrochemicals, crude oil, lubrication oils and specialty chemicals, NGLs and natural gas in this Report, collectively, as “petroleum products” or “products.”

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. Our procedure for recording an allowance for doubtful accounts is based on (i) our historical experience, (ii) the financial stability of our customers and (iii) the levels of credit granted to customers. In addition, we may also increase the allowance account in response to specific identification of customers involved in bankruptcy proceedings and those experiencing other financial difficulties. We routinely review our estimates in this area to ensure that we have recorded sufficient reserves to cover potential losses. The following table presents the activity of our allowance for doubtful accounts for the year ended December 31, 2007:

For Year Ended December 31,
2007

Balance at January 1	$ 100
Charges to expense	25
Balance at December 31	$ 125

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from its acquisition, construction, development and/or normal operation. We record a liability for AROs when incurred and capitalize an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over its useful life. We will either settle our ARO obligations at the recorded amount or incur a gain or loss upon settlement.

The Downstream Segment assets consist primarily of an interstate trunk pipeline system and a series of storage facilities that originate along the upper Texas Gulf Coast and extend through the Midwest and northeastern United States. We transport refined products, LPGs and petrochemicals through the pipeline system. These products are primarily received in the south end of the system and stored and/or transported to various points along the system per customer nominations. The Upstream Segment’s operations include purchasing crude oil from producers at the wellhead and providing delivery, storage and other services to its customers. The properties in the Upstream Segment consist of interstate trunk pipelines, pump stations, trucking facilities, storage tanks and various gathering systems primarily in Texas and Oklahoma. The Midstream Segment gathers natural gas from wells owned by producers and delivers natural gas and NGLs on its pipeline systems, primarily in Texas, Wyoming, New Mexico and Colorado. The Midstream Segment also owns and operates two NGL fractionator facilities in Colorado.

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We have determined that we are obligated by contractual or regulatory requirements to remove certain facilities or perform other remediation upon retirement of our assets. However, we are not able to reasonably determine the fair value of the AROs for our trunk, interstate and gathering pipelines and our surface facilities, since future dismantlement and removal dates are indeterminate. During 2006, we recorded a $1.2 million liability which represents the fair value of conditional AROs related to the retirement of the Val Verde Gas Gathering Company, L.P. (“Val Verde”) natural gas gathering system and to structural restoration work to be completed on leased office space that is required upon our anticipated office lease termination. During 2006, we assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded conditional AROs.

In order to determine a removal date for our crude oil gathering lines and related surface assets, reserve information regarding the production life of the specific field is required. As a transporter and gatherer of crude oil, we are not a producer of the field reserves, and we therefore do not have access to adequate forecasts that predict the timing of expected production for existing reserves on those fields in which we gather crude oil. In the absence of such information, we are not able to make a reasonable estimate of when future dismantlement and removal dates of our crude oil gathering assets will occur. With regard to our trunk and interstate pipelines and their related surface assets, it is impossible to predict when demand for transportation of the related products will cease. Our right-of-way agreements allow us to maintain the right-of-way rather than remove the pipe. In addition, we can evaluate our trunk pipelines for alternative uses, which can be and have been found. We will record AROs in the period in which more information becomes available for us to reasonably estimate the settlement dates of the retirement obligations.

Basis of Presentation and Principles of Consolidation

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, beginning January 1, 2006, we consolidated our interest in TEPPCO into our balance sheet.

We own a 2% general partner interest in TEPPCO, which conducts substantially all of our business. We have no independent operations and no material assets outside those of TEPPCO. The number of reconciling items between our consolidated balance sheet and that of TEPPCO are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of TEPPCO, and the elimination of our investment in TEPPCO with our underlying partner’s capital account in TEPPCO (see Note 13 for additional information regarding minority interest ownership in our consolidated subsidiaries).

The balance sheet includes our accounts on a consolidated basis. We have eliminated all intercompany items in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash equivalents approximate fair value because of the short term nature of these investments.

Capitalization of Interest

We capitalize interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 6.45% for the year ended December 31, 2007.

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Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated balance sheet includes our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investments) in inventory or similar accounts. Our investment in Jonah Gas Gathering Company (“Jonah”) is accounted for under the equity method of accounting, as we do not control Jonah, even though we own an approximate 80% interest in the partnership.

If our ownership interest in an entity does not provide us with either control or significant influence, we account for the investment using the cost method.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our consolidated balance sheet, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.

Dollar Amounts

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

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NOTES TO CONSOLIDATED BALANCE SHEET - (Continued)

Environmental Expenditures

We accrue for environmental costs that relate to existing conditions caused by past operations, including conditions with assets we have acquired. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as damages and other costs, when estimable. We monitor the balance of accrued undiscounted environmental liabilities on a regular basis. We record liabilities for environmental costs at a specific site when our liability for such costs is probable and a reasonable estimate of the associated costs can be made. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation alternatives available and the evolving nature of environmental laws and regulations.

The following table presents the activity of our environmental reserve for the year ended December 31, 2007:

For Year Ended
December 31,
2007
Balance at January 1	$ 1,802
Charges to expense	3,402
Deductions and other	(1,202)
Balance at December 31	$ 4,002

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principals (“GAAP”) requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value of Current Assets and Current Liabilities

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable and accrued liabilities, other current liabilities and derivatives approximates their fair value due to their short-term nature. The fair values of these financial instruments are represented in our consolidated balance sheet.

Financial Instruments

We account for derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative.

Our derivative instruments consist primarily of interest rate swaps and contracts for the purchase and sale of petroleum products in connection with our crude oil marketing activities. Substantially all derivative instruments related to our crude oil marketing activities meet the normal purchases and sales criteria of SFAS 133, as amended,

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NOTES TO CONSOLIDATED BALANCE SHEET - (Continued)

and as such, changes in the fair value of petroleum product purchase and sales agreements are reported on the accrual basis of accounting. SFAS 133 describes normal purchases and sales as contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business.

For all hedging relationships, we formally document at inception the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as fair value or cash flow to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

For derivative instruments designated as fair value hedges, changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings with the change in fair value of the derivative and hedged asset or liability reflected on the balance sheet. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. Hedge effectiveness is measured at least quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair value hedge or a cash flow hedge is reported immediately in earnings.

According to SFAS 133, as amended, we are required to discontinue hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, or the derivative expires or is sold, terminated, or exercised, or the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, we continue to carry the derivative on the balance sheet at its fair value and no longer adjust the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, we continue to carry the derivative on the balance sheet at its fair value, remove any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet, and recognize any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, we continue to carry the derivative on the balance sheet at its fair value with subsequent changes in fair value included in earnings, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, we continue to carry the derivative at its fair value on the balance sheet and recognize any subsequent changes in its fair value in earnings.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. Our goodwill amounts are assessed for impairment (i) on an annual basis during the fourth quarter of each year or (ii) on an

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET - (Continued)

interim basis when impairment indicators are present. If such indicators are present (e.g., loss of a significant customer, economic obsolescence of plant assets, etc.), the fair value of the reporting unit to which the goodwill is assigned will be calculated and compared to its book value.

If the fair value of the reporting unit exceeds its book value, the goodwill amount is not considered to be impaired and no impairment charge is required. If the fair value of the reporting unit is less than its book value, a charge to earnings is recorded to adjust the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to our goodwill (see Note 11 for a further discussion of our goodwill).

Income Taxes

Our limited liability company is not directly subject to federal income taxes. As a result, our earnings or losses for federal income tax purposes are included in the tax returns of our member. We are organized as a pass through entity for income tax purposes. As a result, our member is individually responsible for the federal income tax on its allocable share of our taxable income.

Revised Texas Franchise Tax

In May 2006, the State of Texas enacted a new business tax (the “Revised Texas Franchise Tax”) that replaced its existing franchise tax. In general, legal entities that do business in Texas are subject to the Revised Texas Franchise Tax. Limited partnerships, limited liability companies, corporations, limited liability partnerships and joint ventures are examples of the types of entities that are subject to the Revised Texas Franchise Tax. As a result of the change in tax law, our tax status in the state of Texas changed from nontaxable to taxable. The Revised Texas Franchise Tax is considered an income tax for purposes of adjustments to deferred tax liability, as the tax is determined by applying a tax rate to a base that considers both revenues and expenses. Our deferred income tax expense for state taxes relates only to Revised Texas Franchise Tax obligations. The Revised Texas Franchise Tax becomes effective for franchise tax reports due on or after January 1, 2008. The Revised Texas Franchise Tax due in 2008 will be based on revenues earned during the 2007 fiscal year, excluding the revenue of TE Products Pipeline Company, Limited Partnership and TEPPCO Midstream Companies, L.P. generated prior to June 30, 2007. On June 30, 2007 each of these partnerships converted into a Texas limited partnership and immediately thereafter each merged into separate newly-formed Texas limited liability company. The pre-June 30, 2007 revenue of each of these partnerships will not be subject to the Revised Texas Franchise Tax because partnerships that did not do business in Texas after June 30, 2007 are not subject to the Revised Texas Franchise Tax pursuant to the Texas transition rules.

The Revised Texas Franchise Tax is assessed at 1% of Texas-sourced taxable margin measured by the ratio of gross receipts from business done in Texas to gross receipts from business done everywhere. The taxable margin is computed as the lesser of (i) 70% of total revenue or (ii) total revenues less (a) cost of goods sold or (b) compensation. The Revised Texas Franchise Tax is calculated, paid and filed at an affiliated unitary group level. Generally, an affiliated group is made up of one or more entities in which a controlling interest of more than 50% is owned by a common owner or owners. Generally, a business is unitary if it is characterized by a sharing or exchange of value between members of the group, and a synergy and mutual benefit all of the members of the group achieved by working together.

Since the Revised Texas Franchise Tax is determined by applying a tax rate to a base that considers both revenues and expenses, it has characteristics of an income tax. Accordingly, we determined the Revised Texas Franchise Tax should be accounted for as an income tax in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. For the year ended December 31, 2007, our provision for income taxes is applicable to our state tax obligations under the Revised Texas Franchise Tax enacted in May 2006. At December 31, 2007, we had a $1.2 million current tax liability and a less than $0.1 million deferred tax asset.

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Accounting for Uncertainty in Income Taxes

In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon ultimate settlement with a taxing authority with full knowledge of all relevant information. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position, results of operations or cash flows.

Intangible Assets and Excess Investments

Intangible assets on the consolidated balance sheet consist primarily of gathering contracts assumed in the acquisition of Val Verde on June 30, 2002, a fractionation agreement and other intangible assets (see Note 11). Included in equity investments on the consolidated balance sheet are excess investments in Centennial Pipeline LLC (“Centennial”), Seaway Crude Pipeline Company (“Seaway”) and Jonah.

In connection with the acquisition of Val Verde, we assumed fixed-term contracts with customers that gather coal bed methane from the San Juan Basin in New Mexico and Colorado. The value assigned to these intangible assets relates to contracts with customers that are for a fixed term. These intangible assets are amortized on a unit-of-production basis, based upon the actual throughput of the system over the expected total throughput for the lives of the contracts. Revisions to the unit-of-production estimates may occur as additional production information is made available to us (see Note 11).

In connection with the acquisition of crude supply and transportation assets in November 2003, we acquired intangible customer contracts for $8.7 million, which are amortized on a unit-of-production basis.

In connection with the formation of Centennial, we recorded excess investment, the majority of which is amortized on a unit-of-production basis over a period of 10 years. In connection with the acquisition of our interest in Seaway, we recorded excess investment, which is amortized on a straight-line basis over a period of 39 years. In connection with the formation of our Jonah joint venture and the construction of its expansion, we recorded excess investment, which is amortized on a straight-line basis over the life of the assets constructed (see Note 11).

Inventories

Inventories consist primarily of petroleum products, which are valued at the lower of cost (weighted average cost method) or market. Our Downstream Segment acquires and disposes of various products under exchange agreements. Receivables and payables arising from these transactions are usually satisfied with products rather than cash. The net balances of exchange receivables and payables are valued at weighted average cost and included in inventories. Inventories of materials and supplies, used for ongoing replacements and expansions, are carried at cost.

Natural Gas Imbalances

Gas imbalances occur when gas producers (customers) deliver more or less actual natural gas gathering volumes to our gathering systems than they originally nominated. Actual deliveries are different from nominated volumes due to fluctuations in gas production at the wellhead. To the extent that these shipper imbalances are not cashed out, Val Verde records a payable to shippers who supply more natural gas gathering volumes than nominated, and a receivable from the shippers who nominate more natural gas gathering volumes than supplied. To the extent pipeline imbalances are not cashed out, Val Verde records a receivable from connecting pipeline transporters when total volumes delivered exceed the total of shipper’s nominations and records a payable to

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connecting pipeline transporters when the total shippers’ nominations exceed volumes delivered. We record natural gas imbalances using average market prices, which is representative of the estimated value of the imbalances upon final settlement.

Property, Plant and Equipment

Property, plant and equipment is recorded at its acquisition cost. Additions to property, plant and equipment, including major replacements or betterments, are recorded at cost. We charge replacements and renewals of minor items of property that do not materially increase values or extend useful lives to maintenance expense. Depreciation expense is computed on the straight-line method using rates based upon expected useful lives of various classes of assets (ranging from 2% to 20% per annum).

We evaluate impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

Unit-Based Awards

We account for unit-based awards in accordance with SFAS No. 123(R), Share-Based Payment. SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying Units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of a unit-based award is amortized to earnings on a straight-line basis over the requisite service or vesting period of the unit-based awards. As used in the context of the compensation plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R). Such awards are non-vested until the required service period expires. Compensation for liability awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability awards will be settled in cash upon vesting. We accrue compensation expense based upon the terms of each plan (See Note 4).

NOTE 3.	RECENT ACCOUNTING DEVELOPMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements. SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period. Certain requirements of SFAS 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of SFAS 157 has been deferred for one year. We adopted the provisions of SFAS 157 which are effective for fiscal years beginning after November 15, 2007, and there was no impact on our financial statements. We are currently evaluating the impact that the deferred provisions of SFAS 157 will have on the disclosures in our financial statements in 2009.

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In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. As a calendar year-end entity, we adopted SFAS 159 on January 1, 2008. Our adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows since we did not elect to fair value any of our eligible financial assets or liabilities.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards for non-controlling interests, which have been referred to as minority interests in prior accounting literature. A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent company. This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity on the balance sheet (i.e. elimination of the mezzanine “minority interest” category); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income be allocated between the parent and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests. As a calendar year-end entity, we will adopt SFAS 160 on January 1, 2009, and apply its presentation and disclosure requirements retrospectively.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS 141(R) replaces SFAS No. 141, Business Combinations. SFAS 141(R) retains the fundamental requirements of SFAS 141 that the acquisition method of accounting (previously termed the “purchase method”) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects. To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

•	recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.
•

recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

•	determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price. As a calendar year-end entity, we will adopt SFAS 141(R) on January 1, 2009. Although we are still evaluating this new guidance, we expect that it will have an impact on the way in which companies evaluate acquisitions. For example, we have made acquisitions in the past where the fair value of assets acquired and liabilities assumed was in excess of the purchase price. In those cases, a bargain purchase would have been recognized under SFAS 141(R).

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NOTE 4.	ACCOUNTING FOR UNIT-BASED AWARDS

1999 Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (“1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees. These liability awards are settled for cash based on the fair market value of the vested portion of the phantom units at redemption dates in each award. The fair market value of each phantom unit award is equal to the closing price of a TEPPCO Unit on the NYSE on the redemption date. Each participant is required to redeem their phantom units as they vest. Each participant is also entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per Unit cash distribution that TEPPCO paid to its unitholders. Grants under the 1999 Plan are subject to forfeiture if the participant’s employment with EPCO is terminated.

A total of 31,600 phantom units were outstanding under the 1999 Plan at December 31, 2007. These awards cliff vest as follows: 13,000 in April 2008; 13,000 in April 2009; and 5,600 in January 2010. At December 31, 2007, we had an accrued liability balance of $1.0 million for compensation related to the 1999 Plan.

2000 LTIP

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (“2000 LTIP”) provides key employees incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, the participant will receive a cash payment equal to (i) the applicable “performance percentage” as specified in the award multiplied by (ii) the number of phantom units granted under the award multiplied by (iii) the average of the closing prices of a TEPPCO Unit over the ten consecutive trading days immediately preceding the last day of the performance period. In addition, during the performance period, each participant is entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per Unit cash distribution that TEPPCO paid to its unitholders. Grants under the 2000 LTIP are accounted for as liability awards and subject to forfeiture if the participant’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

A participant’s “performance percentage” is based upon an improvement in Economic Value Added during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period. The term “Economic Value Added” means TEPPCO’s average annual EBITDA for the performance period minus the product of its average asset base and its cost of capital for the performance period. In this context, EBITDA means earnings before net interest expense, other income – net, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that our chief executive officer may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross carrying value of property, plant and equipment, plus long-term inventory, and the gross carrying value of intangibles and equity investments. The cost of capital is determined at the date each award is granted.

There were a total of 19,700 phantom units outstanding under the 2000 LTIP at December 31, 2007 that cliff vest as follows: 8,400 vested on December 31, 2007 and will be paid out to participants in 2008 and 11,300 will vest on December 31, 2008 and will be paid out to participants in 2009. At December 31, 2007, we had an accrued liability balance of $0.9 million related to the 2000 LTIP.

2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (“2005 Phantom Unit Plan”) provides key employees incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, the participant will receive a cash payment equal to (i) the applicable

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“performance percentage” as specified in the award multiplied by (ii) the number of phantom units granted under the award multiplied by (iii) the average of the closing prices of a TEPPCO Unit over the ten consecutive trading days immediately preceding the last day of the performance period. In addition, during the performance period, each participant is entitled to cash distributions equal to the product of the number of phantom units granted to the participant and the per Unit cash distribution that TEPPCO paid to its unitholders. Grants under the 2005 Phantom Unit Plan are accounted for as liability awards and subject to forfeiture if the participant’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

Generally, a participant’s performance percentage is based upon the achievement of a cumulative EBITDA for the performance period of an amount equal to the sum of the EBITDA targets established for each of the three years of the performance period. In this context, EBITDA means earnings before net interest expense, other income – net, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that our chief executive officer may exclude gains or losses from extraordinary, unusual or non-recurring items.

There were a total of 74,400 phantom units were outstanding under the 2005 Phantom Unit Plan at December 31, 2007 that cliff vest as follows: 36,200 vested on December 31, 2007 and will be paid out to participants in 2008 and 38,200 will vest on December 31, 2008 and will be paid out to participants in 2009. At December 31, 2007, we had an accrued liability balance of $2.6 million for compensation related to the 2005 Phantom Unit Plan.

2006 LTIP

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (“2006 LTIP”), which provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to employees of EPCO and its affiliates providing services to us. Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, unit options, unit appreciation rights (“UARs”) and distribution equivalent rights. The exercise price of unit options or UARs awarded to participants is determined by the Audit, Conflicts and Governance Committee of our board of directors (“ACG Committee”) (at its discretion) at the date of grant and may be no less than the fair market value of the option award as of the date of grant. The 2006 LTIP is administered by the ACG Committee. Subject to adjustment as provided in the 2006 LTIP, awards with respect to up to an aggregate of 5,000,000 of TEPPCO’s Units may be granted under the 2006 LTIP. We reimburse EPCO for the costs allocable to 2006 LTIP awards made to employees who work in our business.

On April 30, 2007 and May 2, 2007, our non-employee directors were awarded 1,647 phantom units, which payout in 2011, and 66,225 UARs, which vest in 2012. On May 22, 2007, 155,000 unit options, 62,900 restricted units and 338,479 UARs were granted to employees providing services directly to us, which vest in 2011, 2011 and 2012, respectively.

The 2006 LTIP may be amended or terminated at any time by the board of directors of EPCO, which is an affiliate of ours under common control of Dan L. Duncan, or the ACG Committee; however, any material amendment, such as a material increase in the number of TEPPCO Units available under the plan or a change in the types of awards available under the plan, would require the approval of at least 50% of TEPPCO’s unitholders. The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in awards under the 2006 LTIP in specified circumstances. The 2006 LTIP is effective until December 8, 2016 or, if earlier, the time which all available TEPPCO Units under the 2006 LTIP have been delivered to participants or the time of termination of the 2006 LTIP by EPCO or the ACG Committee. After giving effect to outstanding unit options and restricted units at December 31, 2007, and the forfeiture of restricted units (see below) through December 31, 2007, a total of 4,782,600 additional TEPPCO Units could be issued under the 2006 LTIP in the future.

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Unit Options

The information in the following table presents unit option activity under the 2006 LTIP for the periods indicated:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/Unit)	Term (in years)
Unit Options:
Outstanding at December 31, 2006	--	$ --	--
Granted in May 2007 (1)	155,000	45.35	--
Outstanding at December 31, 2007	155,000	$ 45.35	9.39
Options exercisable at:
December 31, 2007	--	$ --	--

_______________________________________

(1)

The total grant date fair value of these awards was $0.4 million based on the following assumptions: (i) expected life of option of 7 years, (ii) risk-free interest rate of 4.78%; (iii) expected distribution yield on TEPPCO Units of 7.92%; and (iv) expected Unit price volatility on TEPPCO Units of 18.03%.

At December 31, 2007, total unrecognized compensation cost related to restricted unit options granted under the 2006 LTIP was an estimated $0.4 million. We expect to recognize this cost over a weighted-average period of 3.39 years.

Restricted Units

The following table summarizes information regarding our restricted units for the periods indicated:

		Weighted-
		Average Grant
	Number	Date Fair Value
	of Units	per Unit (1)
Restricted Units at December 31, 2006	--
Granted (2)	62,900	$ 37.64
Forfeited	(500)	37.64
Restricted Units at December 31, 2007	62,400	$ 37.64

____________________________

(1)	Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)

Aggregate grant date fair value of restricted unit awards issued during 2007 was $2.4 million based on a grant date market price of TEPPCO’s Units of $45.35 per Unit and an estimated forfeiture rate of 17%.

None of our restricted units vested during the year ended December 31, 2007. At December 31, 2007, total unrecognized compensation cost related to restricted units was $2.0 million, and these costs are expected to be recognized over a weighted-average period of 3.39 years.

Phantom Units and UARs

On April 30, 2007, the non-executive members of our board of directors were each awarded 549 phantom units under the 2006 LTIP. Each phantom unit will pay out in cash on April 30, 2011 or, if earlier, the date the director is no longer serving on the board of directors, whether by voluntarily resignation or otherwise (“Payment

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Date”). In addition, for each calendar quarter from the grant date until the Payment Date, each non-executive director will receive a cash payment within such calendar quarter equal to the product of (i) the per Unit cash distributions paid to TEPPCO’s unitholders during such calendar quarter, if any, multiplied by (ii) the number of phantom units subject to their grant. Phantom unit awards to non-employee directors are accounted for similar to SFAS 123(R) liability awards.

On May 2, 2007, the non-executive members of our board of directors were each awarded 22,075 UARs under the 2006 LTIP at an exercise price of $45.30 per TEPPCO Unit. The UARs will be subject to five year cliff vesting and will vest earlier if the director dies or is removed from, or not re-elected or appointed to, the board of directors for reasons other than his voluntary resignation or unwillingness to serve. When the UARs become payable, the director will receive a payment in cash equal to the fair market value of the TEPPCO Units subject to the UARs on the payment date over the fair market value of the TEPPCO Units subject to the UARs on the date of grant. UARs awarded to non-executive directors are accounted for similar to SFAS 123(R) liability awards.

On May 22, 2007, 338,479 UARs were granted under the 2006 LTIP to certain employees providing services directly to us at an exercise price of $45.35 per TEPPCO Unit. The UARs are subject to five year cliff vesting and are subject to forfeiture. When the UARs become payable, the awards will be redeemed in cash (or, in the sole discretion of the ACG Committee, TEPPCO Units or a combination of cash and TEPPCO Units) equal to the fair market value of the TEPPCO Units subject to the UARs on the payment date over the fair market value of the TEPPCO Units subject to the UARs on the date of grant. In addition, for each calendar quarter from the grant date until the UARs become payable, each holder will receive a cash payment equal to the product of (i) the per Unit cash distribution TEPPCO paid to its unitholders during such calendar quarter less the quarterly distribution amount in effect at the time of grant multiplied by (ii) the number of TEPPCO Units subject to the UAR. UARs awarded to employees are accounted for as liability awards under SFAS 123(R) since the current intent is to settle the awards in cash.

NOTE 5.	EMPLOYEE BENEFIT PLANS

Retirement Plans

The TEPPCO Retirement Cash Balance Plan (“TEPPCO RCBP”) was a non-contributory, trustee-administered pension plan. The benefit formula for all eligible employees was a cash balance formula. Under a cash balance formula, a plan participant accumulated a retirement benefit based upon pay credits and current interest credits. The pay credits were based on a participant’s salary, age and service. We used a December 31 measurement date for this plan.

On May 27, 2005, the TEPPCO RCBP was amended. Effective May 31, 2005, participation in the TEPPCO RCBP was frozen, and no new participants were eligible to be covered by the plan after that date. Effective June 1, 2005, EPCO adopted the TEPPCO RCBP for the benefit of its employees providing services to us. Effective December 31, 2005, all plan benefits accrued were frozen, participants received no additional pay credits after that date, and all plan participants were 100% vested regardless of their years of service. The TEPPCO RCBP plan was terminated effective December 31, 2005, and plan participants had the option to receive their benefits either through a lump sum payment or through an annuity. In April 2006, we received a determination letter from the Internal Revenue Service (“IRS”) providing IRS approval of the plan termination. For those plan participants who elected to receive an annuity, we purchased an annuity contract from an insurance company in which the plan participants own the annuity, absolving us of any future obligation to the participants.

During the year ended December 31, 2007, we recorded settlement charges of $0.1 million in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, relating to the TEPPCO RCBP for any existing unrecognized losses upon the plan

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termination and final distribution of the assets to the plan participants. As of December 31, 2007, all benefit obligations to plan participants have been settled. The weighted average assumptions used to determine net periodic benefit cost for the retirement plans for the year ended December 31, 2007 was a discount rate of 4.73% and expected long-term rate of return on plan assets of 2%.

The following table sets forth our pension benefits changes in benefit obligation, fair value of plan assets and funded status as of December 31, 2007:

Change in benefit obligation
Benefit obligation at beginning of year	$ 477
Interest cost	14
Actuarial loss	60
Benefits paid	(534)
Impact of settlement	(17)
Benefit obligation at end of year	$ --

Change in plan assets
Fair value of plan assets at beginning of year	$ 1,311
Actual return on plan assets	(72)
Benefits paid	(534)
Impact of settlement	(46)
Fair value of plan assets at end of year	$ 659

Funded status	$ 659

Amount Recognized in the Balance Sheet:
Noncurrent assets	$ 659
Net pension asset at end of year	$ 659

Amount Recognized in Accumulated Other Comprehensive Income:
Unrecognized actuarial loss	$ --

Amount Recognized in Other Comprehensive Income:
Net actuarial loss (gain)	$ 57
Amortization of net actuarial loss (gain)	(124)
Total recognized in other comprehensive income	$ (67)

Plan Assets

At December 31, 2007, all plan assets for the TEPPCO RCBP were invested in money market securities. No further contributions will be made to the TEPPCO RCBP.

Other Plans

EPCO maintains a 401(k) plan for the benefit of employees providing services to us and effective January 1, 2008, will maintain a retirement plan for the benefit of employees providing services to us, and we will continue to reimburse EPCO for the cost of maintaining these plans in accordance with the ASA.

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NOTES TO CONSOLIDATED BALANCE SHEET - (Continued)

NOTE 6.	FINANCIAL INSTRUMENTS

The following table presents the estimated fair values of our financial instruments at December 31, 2007:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents (1)	$ 23	$ 23
Accounts receivable (1)	1,381,871	1,381,871
Commodity financial instruments (2) (3)	10,458	10,458
Interest rate swaps (3) (4)	254	254

Financial liabilities:
Accounts payable and accrued expenses (1)	1,413,447	1,413,447
Fixed-rate debt (principal amount) (5)	1,355,000	1,370,830
Variable-rate debt (6)	490,000	490,000
Commodity financial instruments (2) (3)	29,355	29,355
Treasury rate locks (3) (4)	25,296	25,296

_______________

(1)	Cash and cash equivalents, accounts receivable and accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.

(2)

Represents commodity financial instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(3)	The fair values associated with our interest rate and commodity hedging portfolios were developed using available market information and appropriate valuation techniques.

(4)

Represents interest rate hedging financial instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(5)	The estimated fair values of TEPPCO’s fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities (see Note 12).

(6)	The carrying amount of TEPPCO’s variable rate debt obligation reasonably approximates its fair value due to its variable interest rate.

Fair value is generally defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale. The estimated fair values of our financial instruments have been determined using available market information and appropriate valuation techniques. We must use considerable judgment, however, in interpreting market data and developing these estimates. Accordingly, our fair value estimates are not necessarily indicative of the amounts that we could realize upon disposition of these instruments. The use of different market assumptions and/or estimation techniques could have a material effect on our estimates of fair value.

We are exposed to financial market risks, including changes in commodity prices and interest rates. We do not have foreign exchange risks. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to fair values of certain debt instruments and cash flows resulting from changes in applicable interest rates or commodity prices.

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We routinely review our outstanding financial instruments in light of current market conditions. If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates, resulting in the realization of income or loss depending on the specific hedging criteria. When this occurs, we may enter into a new financial instrument to reestablish the hedge to which the closed instrument relates.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements. We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

Interest Rate Swaps

We utilize interest rate swap agreements to manage our cost of borrowing. The following table summarizes our interest rate swaps outstanding at December 31, 2007.

Hedged Debt	Number of Swaps	Period Covered by Swaps	Termination Date of Swaps	Rate Swaps	Notional Value

Revolving Credit Facility, due Dec. 2012	4	Jan. 2006 to Jan. 2008	Jan. 2008	Swapped 5.18% floating rate for fixed rates ranging from 4.67% to 4.695% (1)	$200.0 million

_______________________________________________

(1)

On June 30, 2007, these interest rate swap agreements were de-designated as cash flow hedges and are now accounted for using mark-to-market accounting; thus, changes in the fair value of these swaps are recognized in earnings. At December 31, 2007, the fair value of these interest rate swaps was an asset of $0.3 million.

Interest Rate Swap Terminations. In October 2001, TE Products entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. This swap agreement, designated as a fair value hedge, had a notional amount of $210.0 million and was set to mature in January 2028 to match the principal and maturity of the TE Products Senior Notes. Under the swap agreement, TE Products paid a floating rate of interest based on a three-month U.S. Dollar LIBOR rate, plus a spread of 147 basis points, and received a fixed rate of interest of 7.51%. In September 2007, TEPPCO terminated this interest rate swap agreement resulting in a loss of $1.2 million. This loss was deferred as an adjustment to the carrying value of the 7.51% Senior Notes, and approximately $0.2 million of the loss was amortized to interest expense in 2007, with the remaining balance recognized as interest expense in January 2008 at the time the 7.51% Senior Notes were redeemed.

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional amount of $500.0 million and were set to mature in 2012 to match the principal and maturity of the underlying debt. These swap agreements were terminated in 2002 resulting in deferred gains of $44.9 million, which are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the 7.625% Senior Notes. At December 31, 2007, the unamortized balance of the deferred gains was $23.2 million. In the event of early extinguishment of the 7.625% Senior Notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

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Treasury Locks

In October 2006 and February 2007, TEPPCO entered into treasury locks, accounted for as cash flow hedges, that extended through June 2007 for a notional amount totaling $300.0 million. In May 2007, these treasury locks were terminated concurrent with the issuance of junior subordinated notes (see Note 12). The termination of the treasury locks resulted in gains of $1.4 million, and these gains were recorded in other comprehensive income. These gains are being amortized using the effective interest method as reductions to future interest expense over the fixed rate term of the junior subordinated notes, which is ten years. In the event of early extinguishment of the junior subordinated notes, any remaining unamortized gains would be recognized in the statement of consolidated income at the time of extinguishment.

In 2007, TEPPCO entered into treasury locks that extend through January 31, 2008 for a notional amount totaling $600.0 million. These instruments have been designated as cash flow hedges to offset TEPPCO’s exposure to increases in the underlying U.S. Treasury benchmark rates that are expected to be used to establish the fixed interest rate for debt that it expects to incur in 2008. The weighted average rate under the treasury lock agreements was approximately 4.39%. The actual coupon rate of the expected debt will be comprised of the underlying U.S. Treasury benchmark rate, plus a credit spread premium at the date of issuance. At December 31, 2007, the fair value of the treasury locks was a liability of $25.3 million. To the extent effective, gains and losses on the value of the treasury locks will be deferred until the forecasted debt is issued and will be amortized to earnings over the life of the debt. No ineffectiveness was recognized as of December 31, 2007.

Commodity Risk Hedging Program

We seek to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of our crude oil marketing business, we enter into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is to either balance our inventory position or to lock in a profit margin.

At December 31, 2007, we had a limited number of commodity derivatives that were accounted for as cash flow hedges. These contracts will expire during 2008, and any amounts remaining in accumulated other comprehensive income will be recorded in net income. Gains and losses on these derivates are offset against corresponding gains or losses of the hedged item and are deferred through other comprehensive income, thus minimizing exposure to cash flow risk. In addition, we had some commodity derivatives that did not qualify for hedge accounting. These financial instruments had a minimal impact on our earnings. The fair value of these open positions at December 31, 2007 was a liability of $18.9 million. No ineffectiveness was recognized as of December 31, 2007.

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NOTE 7.	INVENTORIES

Inventories are valued at the lower of cost (based on weighted average cost method) or market. The costs of inventories did not exceed market values at December 31, 2007. The major components of inventories were as follows:

December 31,
2007
Crude oil (1)	$ 44,542
Refined products and LPGs (2)	18,616
Lubrication oils and specialty chemicals	9,160
Materials and supplies	7,178
NGLs	803
Total	$ 80,299

_____________________

(1)	$16.5 million of our crude oil inventory was subject to forward sales contracts.

(2)	Refined products and LPGs inventory is managed on a combined basis.

NOTE 8.	PROPERTY, PLANT AND EQUIPMENT

Major categories of property, plant and equipment at December 31, 2007, were as follows:

	Estimated
	Useful Life	December 31,
	In Years	2007
Plants and pipelines (1)	5-40(4)	$ 1,810,195
Underground and other storage facilities (2)	5-40(5)	254,677
Transportation equipment (3)	5-10	7,780
Land and right of way		117,628
Construction work in progress		185,579
Total property, plant and equipment		2,375,859
Less accumulated depreciation		582,225
Property, plant and equipment, net		$ 1,793,634

_____________________

(1)

Plants and pipelines include refined products, LPGs, NGL, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings, laboratory and shop equipment; and related assets.

(2)	Underground and other storage facilities include underground product storage caverns, storage tanks and other related assets.

(3)	Transportation equipment includes vehicles and similar assets used in our operations.

(4)

The estimated useful lives of major components of this category are as follows: pipelines, 20-40 years (with some equipment at 5 years); terminal facilities, 10-40 years; office furniture and equipment, 5-10 years; buildings 20-40 years; and laboratory and shop equipment, 5-40 years.

(5)	The estimated useful lives of major components of this category are as follows: underground storage facilities, 20-40 years (with some components at 5 years) and storage tanks, 20-30 years.

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Asset Retirement Obligations

During 2006, we recorded a $1.2 million liability related to conditional AROs related to the retirement of the Val Verde natural gas gathering system and to structural restoration work to be completed on leased office space that is required upon our anticipated office lease termination. During 2006, we assigned probabilities for settlement dates and settlement methods for use in an expected present value measurement of fair value and recorded conditional AROs.

The following table presents information regarding our AROs:

ARO liability balance, December 31, 2006	$ 1,228
Liabilities incurred	--
Accretion expense	118
ARO liability balance, December 31, 2007	$ 1,346

Property, plant and equipment at December 31, 2007, includes $0.5 million of asset retirement costs capitalized as an increase in the associated long-lived asset. Additionally, based on information currently available, we estimate that accretion expense will approximate $0.1 million for 2008, $0.1 million for 2009, $0.2 million for 2010, $0.2 million for 2011 and $0.2 million for 2012.

NOTE 9.	INVESTMENTS IN UNCONSOLIDATED AFFILIATES

We own interests in related businesses that are accounted for using the equity method of accounting. These investments are identified below by reporting business segment (see Note 15 for a general discussion of our business segments). The following table presents our investments in unconsolidated affiliates as of December 31, 2007:

		Investments in
	Ownership	unconsolidated
	Percentage at	affiliates at
	December 31,	December 31,
	2007	2007

Downstream Segment:
Centennial	50.0%	$ 78,962
Other	25.0%	362
Upstream Segment:
Seaway	50.0%	188,650
Midstream Segment:
Jonah	80.64%	879,021
Total		$ 1,146,995

Seaway

Through one of our indirect wholly owned subsidiaries, we own a 50% ownership interest in Seaway. The remaining 50% interest is owned by ConocoPhillips. We operate and commercially manage the Seaway assets. Seaway owns pipelines and terminals that carry imported, offshore and domestic onshore crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston, Texas, areas and from a connection in the South Texas system that allows Seaway to receive both onshore and offshore domestic crude oil in the Texas Gulf Coast area for delivery to Cushing. The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the

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life of Seaway. The sharing ratio (including the amount of distributions we receive) for 2007 was 40% of Seaway. During the year ended December 31, 2007, we received distributions from Seaway of $12.4 million. During the year ended December 31, 2007, we did not invest any funds in Seaway.

Centennial

TE Products owns a 50% ownership interest in Centennial, and Marathon Petroleum Company LLC (“Marathon”) owns the remaining 50% interest. Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. Marathon operates the mainline Centennial pipeline, and TE Products operates the Beaumont origination point and the Creal Springs terminal. During the year ended December 31, 2007, TE Products contributed $11.1 million to Centennial, of which $6.1 million was for contractual obligations that were created upon formation of Centennial and $5.0 million was for debt service requirements. TE Products has received no cash distributions from Centennial since its formation.

MB Storage

On January 1, 2003, TE Products and Louis Dreyfus Energy Services L.P. (“Louis Dreyfus”) formed MB Storage. Through February 28, 2007, TE Products owned a 49.5% ownership interest in MB Storage and a 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage), and Louis Dreyfus owned the remaining interests. Pursuant to a Bureau of Competition of the Federal Trade Commission (“FTC”) order and consent agreement (see Note 17), on March 1, 2007, TE Products sold its ownership interests in MB Storage and its general partner to Louis Dreyfus (see Note 10). MB Storage owns storage capacity at the Mont Belvieu fractionation and storage complex and a short-haul transportation shuttle system that ties Mont Belvieu, Texas, to the upper Texas Gulf Coast energy marketplace. MB Storage is a service-oriented, fee-based venture serving the fractionation, refining and petrochemical industries with substantial capacity and flexibility for the transportation, terminaling and storage of NGLs, LPGs and refined products. TE Products operated the facilities for MB Storage through February 28, 2007.

TE Products received the first $1.7 million per quarter (or $6.78 million on an annual basis) of MB Storage’s income before depreciation expense, as defined in the Agreement of Limited Partnership of MB Storage. TE Products’ share of MB Storage’s earnings was adjusted annually by the partners of MB Storage. Any amount of MB Storage’s annual income before depreciation expense in excess of $6.78 million was to be allocated evenly between TE Products and Louis Dreyfus. Depreciation expense on assets each party originally contributed to MB Storage was allocated between TE Products and Louis Dreyfus based on the net book value of the assets contributed. Depreciation expense on assets constructed or acquired by MB Storage subsequent to formation was allocated evenly between TE Products and Louis Dreyfus. For the period from January 1, 2007 through February 28, 2007, TE Products’ sharing ratio in the earnings of MB Storage was 67.7%. During the period from January 1, 2007 through February 28, 2007, TE Products received distributions from MB Storage of $10.4 million and made no contributions to MB Storage.

Jonah

On August 1, 2006, Enterprise Products Partners, through its affiliate, Enterprise Gas Processing, LLC, became our joint venture partner by acquiring an interest in Jonah, the partnership through which we have owned our interest in the Jonah system. The joint venture is governed by a management committee comprised of two representatives approved by Enterprise Products Partners and two representatives approved by us, each with equal voting power. The formation of the joint venture was reviewed and recommended for approval by our ACG Committee. Enterprise Products Partners serves as operator of Jonah. Prior to entering into the Jonah joint venture, Enterprise Products Partners had managed the construction of the Phase V expansion and funded the initial costs under a letter of intent we entered into in February 2006. In connection with the joint venture arrangement, we and Enterprise Products Partners plan to continue the Phase V expansion, which is expected to increase the system

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capacity of the Jonah system from 1.5 billion cubic feet (“Bcf”) per day to approximately 2.35 Bcf per day and to significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. The first portion of the expansion, which increased the system gathering capacity to approximately 2.0 Bcf per day, was completed in July 2007. The second and final portion of the expansion is expected to be completed during April 2008. Enterprise Products Partners manages the Phase V construction project.

From August 1, 2006 through July 2007, we and Enterprise Products Partners equally shared the costs of the Phase V expansion, and Enterprise Products Partners shared in the incremental cash flow resulting from the operation of those new facilities. During August 2007, with the completion of the first portion of the expansion, we and Enterprise Products Partners began sharing joint venture cash distributions and earnings based on a formula that takes into account the capital contributions of the parties, including expenditures by us prior to the expansion. Based on this formula in the partnership agreement, at December 31, 2007, our ownership interest in Jonah was approximately 80.64%, and Enterprise Products Partners’ ownership interest in Jonah was approximately 19.36%. To the extent the costs exceed an agreed upon base cost estimate of $415.2 million, we and Enterprise Products Partners will each pay our respective ownership share (approximately 80% and 20%, respectively). Our ownership interest in Jonah is currently anticipated to remain at 80.64%.

Through December 31, 2007, we have reimbursed Enterprise Products Partners $261.6 million ($152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million). At December 31, 2007, we had a payable to Enterprise Products Partners for costs incurred of $9.9 million. During the year ended December 31, 2007, we received distributions from Jonah of $100.0 million, which included $11.6 million of distributions declared in 2006 and paid during the first quarter of 2007. During the year ended December 31, 2007, we invested $187.5 million in Jonah.

Summarized Financial Information of Unconsolidated Affiliates

Summarized combined balance sheet information by reporting segment as of December 31, 2007, is presented below:

	December 31, 2007
	Current Assets	Noncurrent Assets	Current Liabilities	Long-term Debt	Noncurrent Liabilities	Partners’ Capital

Downstream Segment (1)	$ 20,864	$ 248,896	$ 23,814	$ 129,900	$ 365	$ 115,681
Upstream Segment	16,429	251,635	6,457	--	38	261,569
Midstream Segment	55,396	1,065,304	22,545	--	264	1,097,891

_________________

(1)	On March 1, 2007, we sold our ownership interest in MB Storage to Louis Dreyfus.

NOTE 10.	ACQUISITIONS, DISPOSITIONS AND DISCONTINUED OPERATIONS

Acquisitions

Cavern Assets

On July 31, 2007, we purchased assets from Duke Energy Ohio, Inc. and Ohio River Valley Propane, LLC for approximately $6.1 million. The assets, included in our Downstream Segment, consist of an active 170,000 barrel LPG storage cavern, the associated piping and related equipment and a one bay truck rack. These assets are located adjacent to our Todhunter facility near Middleton, Ohio and are connected to our existing LPG pipeline. We

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funded the purchase through borrowings under TEPPCO’s revolving credit facility, and we allocated the purchase price to property, plant and equipment.

Crude Oil Pipeline Assets

On September 27, 2007, we purchased assets from Shell Pipeline Company LP for approximately $6.8 million. The assets, included in our Upstream Segment, consisted of approximately 44 miles of pipeline in South Texas and related equipment. We funded the purchase through borrowings under TEPPCO’s revolving credit facility, and we allocated the purchase price to property, plant and equipment.

Dispositions

MB Storage and Other Related Assets

On March 1, 2007, TE Products sold its 49.5% ownership interest in MB Storage, its 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage) and other related assets to Louis Dreyfus for a total of approximately $155.8 million in cash, which includes approximately $18.5 million for other TE Products assets. This sale was in compliance with the October 2006 order and consent agreement with the FTC and was completed in accordance with the terms and conditions approved by the FTC in February 2007. We used the proceeds from the transaction to partially fund our 2007 portion of the Jonah Phase V expansion and other organic growth projects. We recognized gains of approximately $59.6 million and $13.2 million related to the sale of our equity interests and other related assets of TE Products, respectively, which are included in gain on sale of ownership interest in MB Storage and gain on the sale of assets.

In accordance with a transition services agreement between TE Products and Louis Dreyfus, TE Products will provide certain administrative services to MB Storage for a period of up to two years after the sale, for a fee equal to 110% of the direct costs and expenses TE Products and its affiliates incur to provide the transition services to MB Storage. Payments for these services will be made according to the terms specified in the transition services agreement.

Other Refined Products Assets

On January 23, 2007, we sold a 10-mile, 18-inch diameter segment of pipeline to an affiliate of Enterprise Products Partners for approximately $8.0 million in cash. These assets were part of our Downstream Segment and had a net book value of approximately $2.5 million. The sales proceeds were used to fund construction of a replacement pipeline in the area, in which the new pipeline provides greater operational capability and flexibility. We recognized a gain of approximately $5.5 million on this transaction.

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NOTE 11.	INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The following table summarizes our intangible assets, including excess investments, being amortized at December 31, 2007:

	December 31, 2007
	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Downstream Segment:
Transportation agreements	$ 1,000	$ (358)
Other	4,927	(325)
Subtotal	5,927	(683)

Upstream Segment:
Transportation agreements	888	(335)
Other	10,005	(3,046)
Subtotal	10,893	(3,381)

Midstream Segment:
Gathering agreements	239,649	(107,356)
Fractionation agreements	38,000	(18,525)
Other	306	(149)
Subtotal	277,955	(126,030)
Total intangible assets	294,775	(130,094)

Excess investments: (1)
Downstream Segment (2)	33,390	(21,861)
Upstream Segment (3)	26,908	(5,135)
Midstream Segment (4)	6,988	(95)
Subtotal	67,286	(27,091)

Total intangible assets, including excess investments	$ 362,061	$ (157,185)

__________________________________________

(1)	Excess investments are included in “Equity Investments” in our Consolidated Balance Sheet.

(2)	Relates to our investment in Centennial Pipeline LLC.

(3)	Relates to our investment in Seaway Crude Pipeline Company.

(4)	Relates to our investment in Jonah Gas Gathering Company.

SFAS 142 requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. At a minimum, we will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required.

The values assigned to our intangible assets for natural gas gathering contracts on the Val Verde system are amortized on a unit-of-production basis, based upon the actual throughput of the systems compared to the expected total throughput for the lives of the contracts. From time to time, we may obtain limited production forecasts and updated throughput estimates from some of the producers on the system, and as a result, we evaluate the remaining

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expected useful lives of the contract assets based on the best available information. Further revisions to these estimates may occur as additional production information is made available to us.

The values assigned to our fractionation agreement and other intangible assets are generally amortized on a straight-line basis. Our fractionation agreement is being amortized over its contract period of 20 years. The amortization periods for our other intangible assets, which include non-compete and other agreements, range from 3 years to 15 years. The value of $8.7 million assigned to our crude supply and transportation intangible customer contracts is being amortized on a unit-of-production basis.

The value assigned to our excess investment in Centennial was created upon its formation. Approximately $30.0 million is related to a contract and is being amortized on a unit-of-production basis based upon the volumes transported under the contract compared to the guaranteed total throughput of the contract over a 10-year life. The remaining $3.4 million is related to a pipeline and is being amortized on a straight-line basis over the life of the pipeline, which is 35 years. The value assigned to our excess investment in Seaway was created upon acquisition of our 50% ownership interest in 2000. We are amortizing the excess investment in Seaway on a straight-line basis over a 39-year life related primarily to the life of the pipeline. The value assigned to our excess investment in Jonah was created as a result of interest capitalized on the construction of Jonah’s expansion. We will continue to capitalize interest on the construction of the expansion of the Jonah system until the construction is completed and placed into service. As portions of the expansion are placed into service, we amortize the excess investment in Jonah on a straight-line basis over the life of the assets constructed.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets, which was issued by the FASB in July 2001. SFAS 142 prohibits amortization of goodwill, but instead requires testing for impairment at least annually. We test goodwill for impairment annually at December 31.

To perform an impairment test of goodwill, we have identified our reporting units and have determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill, to those reporting units. We then determine the fair value of each reporting unit and compare it to the carrying value of the reporting unit. We will continue to compare the fair value of each reporting unit to its carrying value on an annual basis to determine if an impairment loss has occurred. There have been no goodwill impairment losses recorded since the adoption of SFAS 142.

The following table presents the carrying amount of goodwill at December 31, 2007, by business segment:

	Downstream Segment	Midstream Segment	Upstream Segment	Segments Total

Goodwill	$ 1,339	$ --	$ 14,167	$ 15,506

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NOTE 12.	DEBT OBLIGATIONS

The following table summarizes the principal amounts outstanding under TEPPCO’s and TE Products’ debt instruments at December 31, 2007:

December 31,
2007
Short-term senior debt obligations:
6.45% TE Products Senior Notes, due January 2008 (1)	$ 180,000
7.51% TE Products Senior Notes, due January 2028 (1)	175,000
Total principal amount of short-term senior debt obligations	355,000
Adjustment to carrying value associated with hedges of
fair value and unamortized discounts (2)	(1,024)
Total short-term senior debt obligations	$ 353,976

Long-term:
Senior debt obligations:
Revolving Credit Facility, due December 2012	$ 490,000
7.625% TEPPCO Senior Notes, due February 2012	500,000
6.125% TEPPCO Senior Notes, due February 2013	200,000
Total principal amount of long-term senior debt obligations	1,190,000

7.000% TEPPCO Junior Subordinated Notes, due June 2067	300,000
Total principal amount of long-term debt obligations	1,490,000
Adjustment to carrying value associated with hedges of fair value and unamortized discounts (3)	21,083
Total long-term debt obligations	1,511,083
Total Debt Instruments (3)	$ 1,865,059
Standby letter of credit outstanding (4)	$ 23,494

_________________

(1)

On January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption. Additionally, the 6.45% TE Products Senior Notes matured on January 15, 2008.

(2)	Includes $1.0 million related to fair value hedges and $2 thousand in unamortized discount.
(3)

We have entered into interest rate swap agreements to hedge our exposure to changes in the fair value on a portion of the debt obligations presented above (see Note 6). At December 31, 2007, amount includes $2.1 million of unamortized discounts and $23.2 million related to fair value hedges.

(4)	Letters of credit were issued in connection with crude oil purchased during the year. Payables related to these purchases of crude oil are generally paid during the following quarter.

Revolving Credit Facility

TEPPCO had in place a $700.0 million unsecured revolving credit facility, including the issuance of letters of credit (“Revolving Credit Facility”), which matured on December 13, 2011. On December 18, 2007, TEPPCO amended the Revolving Credit Facility (“Fifth Amendment”). The maturity date was extended to December 12, 2012, and the Fifth Amendment allows TEPPCO to request unlimited one-year extensions of the maturity date, subject to lender approval and satisfaction of certain other conditions. The Fifth Amendment contains an accordion feature whereby the total amount of the bank commitments may be increased, with lender approval and the

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satisfaction of certain other conditions, from $700.0 million up to a maximum amount of $1.0 billion. The Fifth Amendment also increased the aggregate outstanding principal amount of swing line loans or same day borrowings permitted under the Revolving Credit Facility from $25.0 million to $40.0 million. The interest rate is based, at TEPPCO’s option, on either the lender’s base rate, or LIBOR rate, plus a margin, in effect at the time of the borrowings. The applicable margin with respect to LIBOR rate borrowings is based on TEPPCO’s senior unsecured non-credit enhanced long-term debt rating issued by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. The Fifth Amendment added a term-out option to the Revolving Credit Facility in which TEPPCO may, on the maturity date, convert the principal balance of all revolving loans then outstanding into a non-revolving one-year term loan. Upon the conversion of the revolving loans to term loans pursuant to the term-out option, the applicable LIBOR spread will increase by 0.125% per year, and if immediately prior to such borrowing the total outstanding revolver borrowings then outstanding exceeds 50% of the total lender commitments, the applicable LIBOR spread with respect to borrowings will increase by an additional 10 basis points.

Prior to the effectiveness of the Fifth Amendment, the Revolving Credit Facility contained financial covenants that required TEPPCO to maintain (i) a ratio of EBITDA to Interest Expense (as defined and calculated in the facility) of at least 3.00 to 1.00 and (ii) a ratio of Consolidated Funded Debt to Pro Forma EBITDA (as defined and calculated in the facility) of less than 4.75 to 1.00 (subject to adjustment for specified acquisitions), in each case with respect to specified twelve month periods. The Fifth Amendment eliminated the interest coverage requirement and provides TEPPCO additional flexibility with respect to its leverage test by increasing the threshold ratio of Consolidated Funded Debt to Pro Forma EBITDA to 5.00 to 1.00 (and, if after giving effect to a permitted acquisition the ratio exceeds 5.00 to 1.00, the threshold ratio will be increased to 5.50 to 1.00 for the fiscal quarter in which the acquisition occurs and the first full fiscal quarter following such acquisition. Other restrictive covenants in the Revolving Credit Facility limit TEPPCO’s ability, and the ability of certain of its subsidiaries, to, among other things, incur certain additional indebtedness, make certain distributions, incur certain liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. The credit agreement restricts the amount of outstanding debt of the Jonah joint venture to debt owing to the owners of its partnership interests and other third-party debt in the aggregate principal amount of $50.0 million and allows for the issuance of certain hybrid securities of up to 15% of TEPPCO’s Consolidated Total Capitalization (as defined therein). TEPPCO’s obligations under the Revolving Credit Facility are guaranteed by the Subsidiary Guarantors (defined below). At December 31, 2007, $490.0 million was outstanding under the Revolving Credit Facility at a weighted average interest rate of 5.71%. At December 31, 2007, TEPPCO was in compliance with the covenants of the Revolving Credit Facility.

Senior Notes

On January 27, 1998, TE Products issued $180.0 million principal amount of 6.45% Senior Notes due 2008 and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the “TE Products Senior Notes”). Interest on the TE Products Senior Notes was payable semiannually in arrears on January 15 and July 15 of each year. The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and were being accreted to their face value over the term of the notes. The 6.45% TE Products Senior Notes due 2008 were redeemed at maturity on January 15, 2008. The 7.51% TE Products Senior Notes due 2028, issued at par, became redeemable at any time after January 15, 2008, at the option of TE Products, in whole or in part, at varying fixed annual redemption prices. In October 2007, TE Products repurchased $35.0 million principal amount of the 7.51% TE Products Senior Notes for $36.1 million and accrued interest. TEPPCO funded the redemption with borrowings under its Revolving Credit Facility. On January 28, 2008, TE Products redeem the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption.

On February 20, 2002 and January 30, 2003, TEPPCO issued $500.0 million principal amount of 7.625% Senior Notes due 2012 (“7.625% Senior Notes”) and $200.0 million principal amount of 6.125% Senior Notes due 2013 (“6.125% Senior Notes”), respectively. The 7.625% Senior Notes and the 6.125% Senior Notes were issued at

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discounts of $2.2 million and $1.4 million, respectively, and are being accreted to their face value over the applicable term of the senior notes. The senior notes may be redeemed at any time at TEPPCO’s option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indentures governing TEPPCO’s senior notes contain covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indentures do not limit TEPPCO’s ability to incur additional indebtedness. At December 31, 2007, TEPPCO was in compliance with the covenants of these senior notes.

Junior Subordinated Notes

In May 2007, TEPPCO issued and sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“Junior Subordinated Notes”). TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolving Credit Facility and for general partnership purposes. TEPPCO’s payment obligations under the Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture). TE Products, TEPPCO Midstream, TCTM and Val Verde (collectively, the “Subsidiary Guarantors”) have issued full, unconditional, and joint and several guarantees, on a junior subordinated basis, of payment of the principal of, premium, if any, and interest on the Junior Subordinated Notes.

The indenture governing the Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the Junior Subordinated Notes. The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. The indenture also provides that during any period in which TEPPCO defers interest payments on the Junior Subordinated Notes, subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its equity securities; (ii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of TEPPCO’s or the Subsidiary Guarantors’ debt securities (including securities similar to the Junior Subordinated Notes) that contractually rank equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable; and (iii) neither TEPPCO nor the Subsidiary Guarantors will make, and TEPPCO and the Subsidiary Guarantors will cause their respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Junior Subordinated Notes) that contractually ranks equally with or junior to the Junior Subordinated Notes or the guarantees, as applicable.

The Junior Subordinated Notes bear interest at a fixed annual rate of 7.000% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007. After June 1, 2017, the Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR rate for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions. Deferred interest will accumulate additional interest at the then-prevailing interest rate on the Junior Subordinated Notes. The Junior Subordinated Notes mature in June 2067. The Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest. The Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices. At December 31, 2007, TEPPCO was in compliance with the covenants of the Junior Subordinated Notes.

In connection with the issuance of the Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a replacement capital covenant in favor of holders of a designated series of senior long-term

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indebtedness (as provided in the underlying documents) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that TEPPCO would not redeem or repurchase or otherwise satisfy, discharge or defease any of the Junior Subordinated Notes on or before June 1, 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, repurchase, defeasance or purchase, TEPPCO has or one of its subsidiaries has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes. The replacement capital covenant is not a term of the indenture or the Junior Subordinated Notes.

Fair Values

The following table summarizes the estimated fair values of the Senior Notes and Junior Subordinated Notes at December 31, 2007:

	Face Value	Fair Value

6.45% TE Products Senior Notes, due January 2008	$ 180,000	$ 179,982
7.625% TEPPCO Senior Notes, due February 2012	500,000	536,765
6.125% TEPPCO Senior Notes, due February 2013	200,000	202,027
7.51% TE Products Senior Notes, due January 2028	175,000	181,571
7.000% TEPPCO Junior Subordinated Notes, due June 2067	300,000	270,485

___________________

(1)

In October 2007, TE Products redeemed $35.0 million principal amount of the 7.51% TE Products Senior Notes for $36.1 million and accrued interest, and on January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption. Additionally, the $180.0 million principal amount of 6.45% TE Products Senior Notes matured and was repaid on January 15, 2008. TEPPCO funded the retirement of both series with borrowings under its term credit agreement (see Note 19).

Short-Term Credit Facility

On December 21, 2007, TEPPCO entered into a senior unsecured term credit agreement (“Term Credit Agreement”), with a borrowing capacity of $1.0 billion that matures on December 19, 2008. Term loans may be drawn in up to five separate drawings, each in a minimum amount of $75.0 million. Amounts repaid may not be re-borrowed, and the principal amount of all term loans are due and payable in full on the maturity date. TEPPCO is required to make mandatory principal repayments on the outstanding term loans from 100% of the net cash proceeds it receives from (i) any asset sale excluding asset sales made in the ordinary course of business and sales to the extent aggregate proceeds are less than $25.0 million, and (ii) subject to specified exceptions, issuances of debt or equity. The interest rate is based, at TEPPCO’s option, on either the lender’s base rate, or LIBOR rate, plus a margin, in effect at the time of the borrowings. The applicable margin with respect to LIBOR rate borrowings is based on TEPPCO’s senior unsecured non-credit enhanced long-term debt rating issued by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. Financial covenants in the Term Credit Agreement require TEPPCO to maintain a ratio of Consolidated Funded Debt to Pro Forma EBTIDA (as defined and calculated in the facility) of less than 5.00 to 1.00 (subject to adjustment for specified acquisitions, as described above with respect to TEPPCO’s Revolving Credit Facility). Other restrictive covenants in the Term Credit Agreement limit TEPPCO’s ability, and the ability of certain of its subsidiaries, to, among other things, incur certain indebtedness, make certain distributions, incur certain liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. TEPPCO’s obligations under the Term Credit Agreement are guaranteed by the Subsidiary Guarantors. At December 31, 2007, no amounts were outstanding under the Term Credit Agreement, and TEPPCO was in compliance with the covenants of the Term Credit Agreement.

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Debt Obligations of Unconsolidated Affiliates

We have one unconsolidated affiliate, Centennial, with long-term debt obligations. The following table shows the total debt of Centennial at December 31, 2007 (on a 100% basis to the affiliate) and the corresponding scheduled maturities of such debt.

Scheduled Maturities of Debt
2008	$ 10,100
2009	9,900
2010	9,100
2011	9,000
2012	8,900
After 2012	93,000
Total scheduled maturities of debt	$ 140,000

At December 31, 2007, Centennial’s debt obligations consisted of $140.0 million borrowed under a master shelf loan agreement. Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.

TE Products and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations. If Centennial defaults on its debt obligations, the estimated payment obligation for TE Products is $70.0 million. At December 31, 2007, TE Products has recorded a liability of $9.5 million related to its guarantee of Centennial’s debt (see Note 17).

NOTE 13.	MINORITY INTEREST

Minority interest represents third-party ownership interests, including those of TEPPCO’s public unitholders, in the net assets of TEPPCO through TEPPCO’s publicly traded Units. The Parent Company owns a 2% general partner interest in TEPPCO. For financial reporting purposes, the assets and liabilities of TEPPCO are consolidated with those of our own, with any third party investor’s interest in our consolidated balance sheet amounts shown as minority interest. Distributions to and contributions from minority interests represent cash payments and cash contributions, respectively, from such third-party investors. At December 31, 2007, TEPPCO had outstanding 89,911,532 Units.

Equity Offerings and Registration Statements

TEPPCO has a universal shelf registration statement on file with the U.S. Securities and Exchange Commission (“SEC”) that, subject to agreement on terms at the time of use and appropriate supplementation, allows TEPPCO to issue, in one or more offerings, up to an aggregate of $2.0 billion of equity securities, debt securities or a combination thereof. In May 2007, TEPPCO sold $300.0 million in principal amount of Junior Subordinated Notes under its universal shelf registration statement. For additional information regarding this debt offering, see Note 12. After taking into account past issuances of securities under this registration statement, as of December 31, 2007, TEPPCO has the ability to issue approximately $1.2 billion of additional securities under this registration statement, subject to customary marketing terms and conditions.

In April 2007, TEPPCO filed a registration statement with the SEC authorizing the issuance of up to 5,000,000 of TEPPCO’s Units in connection with the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (see Note 4), which provides for awards of TEPPCO’s Units and other rights to our non-employee directors and to employees of EPCO and its affiliates providing services to us. In June 2007, TEPPCO filed a registration statement with the SEC

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authorizing the issuance of up to 1,000,000 of TEPPCO’s Units in connection with the EPCO, Inc. TPP Employee Unit Purchase Plan (see “EPCO, Inc. TPP Employee Unit Purchase Plan” below).

In September 2007, TEPPCO filed a registration statement with the SEC authorizing the issuance of up to 10,000,000 of TEPPCO’s Units in connection with its distribution reinvestment plan (“DRIP”). The DRIP provides owners of TEPPCO’s Units a voluntary means by which they can increase the number of Units they own by reinvesting the quarterly cash distributions they would otherwise receive into the purchase of additional TEPPCO Units. TEPPCO Units purchased through the DRIP may be acquired at a discount ranging from 0% to 5% (currently set at 5%), which will be set from time to time by TEPPCO. As of December 31, 2007, 39,796 of TEPPCO’s Units have been issued in connection with the DRIP.

EPCO, Inc. TPP Employee Unit Purchase Plan

At a special meeting of its unitholders on December 8, 2006, TEPPCO’s unitholders approved the EPCO, Inc. TPP Employee Unit Purchase Plan (the “Unit Purchase Plan”), which provides for discounted purchases of TEPPCO Units by employees of EPCO and its affiliates. Generally, any employee who (1) has been employed by EPCO or any of its designated affiliates for at least three consecutive months, (2) is a regular, active and full time employee and (3) is regularly scheduled to work at least 30 hours per week is eligible to participate in the Unit Purchase Plan, provided that employees covered by collective bargaining agreements (unless otherwise specified therein), any temporary, project or leased employee or any nonresident alien and 5% owners of us, EPCO or any affiliate are not eligible to participate.

A maximum of 1,000,000 of TEPPCO’s Units may be delivered under the Unit Purchase Plan (subject to adjustment as provided in the plan). TEPPCO’s Units to be delivered under the plan may be acquired by the custodian of the plan in the open market or directly from TEPPCO, EPCO, any of EPCO’s affiliates or any other person; however, it is generally intended that Units are to be acquired from TEPPCO. Eligible employees may elect to have a designated whole percentage (ranging from 1% to 10%) of their eligible compensation for each pay period withheld for the purchase of Units under the plan. EPCO and its affiliated employers will periodically remit to the custodian the withheld amounts, together with an additional amount by which EPCO will bear approximately 10% of the cost of the Units for the benefit of the participants. Unit purchases will be made following three month purchase periods over which the withheld amounts are to be accumulated. We reimburse EPCO for all such costs allocated to employees who work in our business (see Note 16).

The plan is administered by a committee appointed by the Chairman or Vice Chairman of EPCO. The Unit Purchase Plan may be amended or terminated at any time by the board of directors of EPCO, or the Chairman of the Board or Vice Chairman of the Board of EPCO; however, any material amendment, such as a material increase in the number of TEPPCO Units available under the plan or an increase in the employee discount amount, would also require the approval of at least 50% of TEPPCO’s unitholders. The Unit Purchase Plan is effective until December 8, 2016, or, if earlier, at the time that all available TEPPCO Units under the plan have been purchased on behalf of the participants or the time of termination of the plan by EPCO or the Chairman or Vice Chairman of EPCO. As of December 31, 2007, 4,507 of TEPPCO’s Units have been issued to employees under this plan.

NOTE 14.	MEMBER'S EQUITY (DEFICIT)

At December 31, 2007, member’s equity (deficit) consisted of our capital account and accumulated other comprehensive income (loss).

At December 31, 2007, we had a deficit balance of $88.5 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations of our member to contribute cash or other property to us. The member’s equity account generally consists of our member’s cumulative share of

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our net income less cash distributions made to it plus capital contributions that it has made to us. Cash distributions that we receive during a period from TEPPCO may exceed TEPPCO’s net income for the period. In turn, cash distributions we make to our member during a period may exceed our net income for the period. TEPPCO makes quarterly cash distributions of all of its Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by us, as general partner, in our reasonable discretion (these cash distributions paid to us are eliminated upon consolidation of the Parent Company’s financial statements with TEPPCO’s financial statements). Cash distributions by us to our member in excess of our net income during previous periods resulted in a deficit in the member’s equity account at December 31, 2007. Future cash distributions that exceed net income will result in an increase in the deficit balance in the member’s equity account.

Accumulated Other Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, gains or losses associated with pension or other postretirement benefits, prior service costs or credits associated with pension or other postretirement benefits, transition assets or obligations associated with pension or other postretirement benefits and unrealized gains and losses on certain investments in debt and equity securities to be reported in a financial statement. At December 31, 2007, the components of accumulated other comprehensive income reflected on our consolidated balance sheet were composed of crude oil hedges, interest rate swaps, treasury locks and unrecognized losses associated with the TEPPCO RCBP. The series of crude oil hedges have forward positions throughout 2008. While the crude oil hedges are in effect, changes in their fair values, to the extent the hedges are effective, are recognized in accumulated other comprehensive income until they are recognized in net income in future periods. The interest rate swaps mature in January 2008, are related to TEPPCO’s variable rate Revolving Credit Facility and were de-designated as cash flow hedges on June 30, 2007 (see Note 6). The proceeds from the termination of the treasury locks are being amortized into earnings over the terms of the respective debt (see Note 6).

The accumulated balance of other comprehensive income (loss) is as follows:

Balance at December 31, 2006	$ 426
Changes in fair values of interest rate cash flow hedges and
transfer of interest rate swaps to earnings	249
Changes in fair values of crude oil cash flow hedges	(19,382)
Proceeds from termination of treasury locks	1,443
Amortization of treasury lock proceeds into earnings	(64)
Changes in fair values of treasury locks	(25,296)
Pension benefit SFAS No. 158 adjustment	67
Balance at December 31, 2007	$ (42,557)

NOTE 15.	BUSINESS SEGMENTS

Through December 31, 2007, we have three reporting segments:

•	Our Downstream Segment, which is engaged in the transportation, marketing and storage of refined products, LPGs and petrochemicals;
•	Our Upstream Segment, which is engaged in the gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals; and
•	Our Midstream Segment, which is engaged in the gathering of natural gas, fractionation of NGLs and transportation of NGLs.

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On February 1, 2008, with the acquisition of the marine transportation business, we began operating and reporting in a fourth business segment, Marine Transportation Segment (see Note 19).

The amounts indicated below as “Other” relate primarily to intersegment eliminations and assets that we hold that have not been allocated to any of our reporting segments.

The table below includes information by segment, together with reconciliations to our consolidated totals:

	Downstream Segment	Upstream Segment	Midstream Segment	Other	Consolidated
Segment assets	$ 1,221,316	$ 2,084,830	$ 1,512,621	$ (68,669)	$ 4,750,098
Investments in unconsolidated affiliates	79,324	188,650	879,021	--	1,146,995
Intangible assets	5,244	7,512	151,925	--	164,681
Goodwill	1,339	14,167	--	--	15,506

NOTE 16.	RELATED PARTY TRANSACTIONS

The following table summarizes the related party balances at December 31, 2007:

December 31,
2007

Accounts receivable, related parties (1)	$ 6,525
Accounts payable, related parties (2)	39,535

_____________________

(1)

Relates to sales and transportation services provided to Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates and direct payroll, payroll related costs and other operational expenses charged to unconsolidated affiliates.

(2)

Relates to direct payroll, payroll related costs and other operational related charges from Enterprise Products Partners and certain of its subsidiaries and EPCO and certain of its affiliates, transportation and other services provided by unconsolidated affiliates and advances from Seaway for operating expenses.

Relationship with EPCO and Affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

•	EPCO and its consolidated private company subsidiaries;
•	Enterprise GP Holdings, which owns all of our membership interests;
•	Enterprise Products Partners, which is controlled by affiliates of EPCO, including Enterprise GP Holdings;
•	Duncan Energy Partners, which is controlled by affiliates of EPCO; and
•	Enterprise Gas Processing LLC, which is controlled by affiliates of EPCO and is our joint venture partner in Jonah.

Dan L. Duncan directly owns and controls EPCO and through Dan Duncan LLC, owns and controls EPE Holdings, the general partner of Enterprise GP Holdings. Enterprise GP Holdings owns all of our membership

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interests. Our principal business activity is to act as managing partner of TEPPCO. Our executive officers are employees of EPCO (see Note 1).

We and TEPPCO are both separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its consolidated private company subsidiaries and affiliates depend on the cash distributions they receive from the Parent Company and other investments to fund their operations and to meet their debt obligations. We paid cash distributions of $48.3 million during the year ended December 31, 2007 to our member.

The ownership interests in us and the limited partner interests in TEPPCO that are owned or controlled by EPCO and certain of its affiliates, other than those interests owned by Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an affiliate of EPCO. All of the membership interests in us and the limited partner interests in TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility. If Enterprise GP Holdings were to default under its credit facility, its lender banks could own the Parent Company.

Unless noted otherwise, our transactions and agreements with EPCO or its affiliates are not on an arm’s length basis. As a result, we cannot provide assurance that the terms and provisions of such transactions or agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

We do not have any employees, and all of our management, administrative and operating functions are performed by employees of EPCO, pursuant to the ASA or by other service providers. We reimburse EPCO for the allocated costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees (see Note 1).

Administrative Services Agreement

We and TEPPCO, Enterprise Products Partners and its general partner, Enterprise GP Holdings and its general partner, Duncan Energy Partners and its general partner and certain affiliated entities are parties to the ASA. The significant terms of the ASA are as follows:

•

EPCO provides administrative, management, and operating services as may be necessary to manage and operate our business, properties and assets (in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

•

We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses (direct and indirect) incurred by EPCO which are directly or indirectly related to our business or activities (including EPCO expenses reasonably allocated to us). In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

•	EPCO allows us to participate as named insureds in its overall insurance program with the associated costs being allocated to us.

Our operating costs and expenses for the year ended December 31, 2007 include reimbursement payments to EPCO for the costs it incurs to operate our facilities, including compensation of employees. We reimburse EPCO for actual direct and indirect expenses it incurs related to the operation of our assets.

Likewise, our general and administrative costs for the year ended December 31, 2007 include amounts we reimburse to EPCO for administrative services, including compensation of employees. In general, our reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses it may incur on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various

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parties to the ASA based on the estimated use of such services by each party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on each entity’s business and affairs).

EPCO and its affiliates have no obligation to present business opportunities to us or our Operating Companies, and we and our Operating Companies have no obligation to present business opportunities to EPCO and its affiliates. However, the ASA requires that business opportunities offered to or discovered by EPCO, which controls both us and our affiliates and Enterprise Products Partners and it affiliates, be offered first to certain Enterprise Products Partners’ affiliates before they may be pursued by EPCO and its other affiliates or offered to us.

On February 28, 2007, due to the substantial completion of inquires by the FTC into EPCO’s acquisition of the Parent Company, the parties to the ASA amended it to remove Exhibit B thereto, which had been adopted to address matters the parties anticipated the FTC may consider in its inquiry.  Exhibit B had set forth certain separateness and screening policies and procedures among the parties that became inapposite upon the issuance of the FTC’s order in connection with the inquiry or were already otherwise reflected in applicable FTC, SEC, NYSE or other laws, standards or governmental regulations.

Jonah Joint Venture

On August 1, 2006, Enterprise Products Partners (through an affiliate) became our joint venture partner by acquiring an interest in Jonah, the partnership through which we have owned our interest in the Jonah system. Through December 31, 2007, we have reimbursed Enterprise Products Partners $261.6 million ($152.2 million in 2007 and $109.4 million in 2006) for our share of the Phase V cost incurred by it (including its cost of capital incurred prior to the formation of the joint venture of $1.3 million). At December 31, 2007, we had a payable to Enterprise Products Partners for costs incurred of $9.9 million (see Note 9). At December 31, 2007, we had a receivable from Jonah of $6.0 million for distributions and operating expenses.

TEPPCO has agreed to indemnify Enterprise Products Partners from any and all losses, claims, demands, suits, liability, costs and expenses arising out of or related to breaches of its representations, warranties, or covenants related to the formation of the Jonah joint venture, Jonah’s ownership or operation of the Jonah system prior to the effective date of the joint venture, and any environmental activity, or violation of or liability under environmental laws arising from or related to the condition of the Jonah system prior to the effective date of the joint venture. In general, a claim for indemnification cannot be filed until the losses suffered by Enterprise Products Partners exceed $1.0 million, and the maximum potential amount of future payments under the indemnity is limited to $100.0 million. However, if certain representations or warranties are breached, the maximum potential amount of future payments under the indemnity is capped at $207.6 million. All indemnity payments are net of insurance recoveries that Enterprise Products Partners may receive from third-party insurers. TEPPCO carries insurance coverage that may offset any payments required under the indemnity. We do not expect that these indemnities will have a material adverse effect on our financial position, results of operations or cash flows.

Sale of the Parent Company to Enterprise GP Holdings; Relationship with Energy Transfer Equity

On May 7, 2007, all of our membership interests, together with 4,400,000 of TEPPCO’s Units, were sold by DFIGP to Enterprise GP Holdings, a publicly traded partnership also controlled indirectly by Dan L. Duncan. Enterprise GP Holdings, DFIGP and other entities controlled by Mr. Duncan own 16,691,550 of TEPPCO's Units. EPCO and its affiliates and Enterprise GP Holdings are not liable for our obligations nor do we assume or guarantee the obligations of such affiliates. We do not receive financial assistance from or own interests in any other EPCO affiliates other than our general partner interests in TEPPCO.

Concurrently with the acquisition of the Parent Company, Enterprise GP Holdings acquired non-controlling ownership interests in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and LE GP, LLC (“ETE GP”), the general partner of Energy Transfer Equity. Following the transaction, Enterprise GP Holdings owns approximately

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34.9% of the membership interests in ETE GP and 38,976,090 common units of Energy Transfer Equity representing approximately 17.6% of the outstanding limited partner interests in Energy Transfer Equity.

Other Transactions

In November 2006, we entered into a lease with Duncan Energy Partners, for a 12-mile, 10-inch interconnecting pipeline extending from Pasadena, Texas to Baytown, Texas. The primary term of this lease expired on September 15, 2007, and we have continued on a month-to-month basis subject to termination by either party upon 60 days’ notice.

In December 2006, we constructed a new 20-inch diameter lateral pipeline to connect our Downstream Segment mainline system to the Enterprise Products Partners facilities at Mont Belvieu, Texas, at a cost of approximately $8.6 million. The new connection, which provides delivery of propane from Enterprise Products Partners into our system at full line flow rates, complements our current ability to source product from Mont Belvieu. The new connection also offers the ability to deliver other liquid products such as butanes and natural gasoline from Enterprise Products Partners’ storage facilities into our system at reduced flow rates until enhancements can be made. This new pipeline replaces a 10-mile, 18-inch segment of pipeline that we sold to an Enterprise Products Partners’ affiliate on January 23, 2007 for approximately $8.0 million. These assets had a net book value of approximately $2.5 million, and we recognized a gain on the sale of approximately $5.5 million (see Note 10). The sales proceeds were used to fund construction of the replacement pipeline.

In June 2007, we purchased 300,000 barrels of propane linefill from an affiliate of Enterprise Products Partners for approximately $14.4 million. In November 2007, we purchased 100,000 barrels of butane inventory from an affiliate of Enterprise Products Partners for approximately $8.0 million.

Relationship with Unconsolidated Affiliates

Our significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial. For additional information regarding our unconsolidated affiliates, see Note 9.

NOTE 17.	COMMITMENTS AND CONTINGENCIES

Litigation

On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et al. v. TE Products Pipeline Company, Limited Partnership. In this case, the plaintiffs contend that our pipeline, which crosses the plaintiffs’ property, leaked toxic products onto their property and, consequently caused damages to them. We have filed an answer to the plaintiffs’ petition denying the allegations, and we are defending ourselves vigorously against the lawsuit. The plaintiffs assert damages attributable to the remediation of the property of approximately $1.4 million. This case has been stayed pending the completion of remediation pursuant to the Louisiana Department of Environmental Quality (“LDEQ”) requirements. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

In 1991, we were named as a defendant in a matter styled Jimmy R. Green, et al. v. Cities Service Refinery, et al. as filed in the 26th Judicial District Court of Bossier Parish, Louisiana. The plaintiffs in this matter reside or formerly resided on land that was once the site of a refinery owned by one of our co-defendants. The former refinery is located near our Bossier City facility. Plaintiffs have claimed personal injuries and property damage

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arising from alleged contamination of the refinery property. The plaintiffs have recently pursued certification as a class and have significantly increased their demand to approximately $175.0 million. We have never owned any interest in the refinery property made the basis of this action, and we do not believe that we contributed to any alleged contamination of this property. While we cannot predict the ultimate outcome, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of TEPPCO’s other unitholders, and derivatively on TEPPCO’s behalf, concerning proposals made to its unitholders in its definitive proxy statement filed with the SEC on September 11, 2006 (“Proxy Statement”) and other transactions involving us and Enterprise Products Partners or its affiliates. Mr. Brinckerhoff filed an amended complaint on July 12, 2007. The amended complaint names as defendants the Parent Company; our Board of Directors; the Parent Company’s parent companies, including EPCO; Enterprise Products Partners and certain of its affiliates and Dan L. Duncan. TEPPCO is named as a nominal defendant.

The amended complaint alleges, among other things, that certain of the transactions adopted at a special meeting of TEPPCO’s unitholders on December 8, 2006, including a reduction of the Parent Company’s maximum percentage interest in TEPPCO’s distributions in exchange for TEPPCO’s Units (the “Issuance Proposal”), were unfair to TEPPCO’s unitholders and constituted a breach by the defendants of fiduciary duties owed to TEPPCO’s unitholders and that the Proxy Statement failed to provide TEPPCO’s unitholders with all material facts necessary for them to make an informed decision whether to vote in favor of or against the proposals. The amended complaint further alleges that, since Mr. Duncan acquired control of the Parent Company in 2005, the defendants, in breach of their fiduciary duties to TEPPCO and its unitholders, have caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO. The amended complaint alleges that such transactions include the Jonah joint venture entered into by TEPPCO and an Enterprise Products Partners affiliate in August 2006 (citing the fact that our ACG Committee did not obtain a fairness opinion from an independent investment banking firm in approving the transaction), and the sale by TEPPCO to an Enterprise Products Partners’ affiliate of the Pioneer plant in March 2006. As more fully described in the Proxy Statement, our ACG Committee recommended the Issuance Proposal for approval by our Board of Directors. The amended complaint also alleges that Richard S. Snell, Michael B. Bracy and Murray H. Hutchison, constituting the three members of our ACG Committee, cannot be considered independent because of their alleged ownership of securities in Enterprise Products Partners and its affiliates and/or their relationships with Mr. Duncan.

The amended complaint seeks relief (i) awarding damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the complaint; (ii) rescinding all actions taken pursuant to the Proxy vote and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.

In addition to the proceedings discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these lawsuits and other proceedings will not individually or in the aggregate have a future material adverse effect on our consolidated financial position, results of operations or cash flows.

Regulatory Matters

Our pipelines and other facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and

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Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act or the Clean Water Act; the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our results of operations and cash flows.

We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial position. We cannot ensure, however, that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows. At December 31, 2007, we have an accrued liability of $4.0 million related to sites requiring environmental remediation activities.

In 1999, our Arcadia, Louisiana, facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of environmental contamination. Effective March 2004, we executed an access agreement with an adjacent industrial landowner who is located upgradient of the Arcadia facility. This agreement enables the landowner to proceed with remediation activities at our Arcadia facility for which it has accepted shared responsibility. At December 31, 2007, we have an accrued liability of $0.6 million for remediation costs at our Arcadia facility. We do not expect that the completion of the remediation program proposed to the LDEQ will have a future material adverse effect on our financial position, results of operations or cash flows.

On July 27, 2004, we received notice from the U.S. Department of Justice (“DOJ”) of its intent to seek a civil penalty against us related to our November 21, 2001, release of approximately 2,575 barrels of jet fuel from our 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, was seeking a civil penalty against us for alleged violations of the Clean Water Act arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. We agreed with the DOJ on a penalty of approximately $2.9 million, along with our commitment to implement additional spill prevention measures. In August 2007, we deposited $2.9 million into a restricted cash account per the terms of the settlement, and in October 2007, we paid the $2.9 million plus interest earned on the amount to the DOJ. This settlement did not have a material adverse effect on our financial position, results of operations or cash flows.

One of the spills encompassed in our current settlement discussion with the DOJ involved a 37,450-gallon release from Seaway on May 13, 2005 at Colbert, Oklahoma. This release was remediated under the supervision of the Oklahoma Corporation Commission, but resulted in claims by neighboring landowners that have been settled for approximately $1.0 million. In addition, the release resulted in a Corrective Action Order by the U.S. Department of Transportation. Among other requirements of this Order, we were required to reduce the operating pressure of Seaway by 20% until completion of required corrective actions. The corrective actions were completed and on June 1, 2006, we increased the operating pressure of Seaway back to 100%. We have a 50% ownership interest in Seaway, and our share of the settlement was covered by our insurance. The settlement of the Colbert release did not have a material adverse effect on our financial position, results of operations or cash flows.

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We are also in negotiations with the U.S. Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $0.4 million civil penalty. We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.

The FERC, pursuant to the Interstate Commerce Act of 1887, as amended, the Energy Policy Act of 1992 and rules and orders promulgated thereunder, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC. In addition, pipelines may not confer any undue preference upon any shipper. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected with interest pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured. A successful challenge of our rates could adversely affect our revenues.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. Our interstate tariff rates are either market-based or derived in accordance with the FERC’s indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow.

The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer. Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future. In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

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Contractual Obligations

The following table summarizes TEPPCO’s and TE Products’ various contractual obligations at December 31, 2007. A description of each type of contractual obligation follows:

Payment or Settlement due by Period
	Total	2008	2009	2010	2011	2012	Thereafter

Maturities of long-term debt (1) (2)	$ 1,845,000	$ 355,000	$ --	$ --	$ --	$ 990,000	$ 500,000
Interest payments (3)	$ 1,633,447	$ 105,634	$ 99,354	$ 99,354	$ 99,354	$ 79,126	$ 1,150,625
Operating leases (4)	$ 64,915	$ 13,397	$ 11,543	$ 9,883	$ 8,899	$ 8,227	$ 12,966

Purchase obligations (5):
Product purchase commitments:
Estimated payment obligation:
Crude oil	$ 387,210	$ 387,210	$ --	$ --	$ --	$ --	$ --
Other	$ 3,971	$ 2,199	$ 871	$ 325	$ 291	$ 267	$ 18
Underlying major volume commitments:
Crude oil (in barrels)	4,492	4,492	--	--	--	--	--
Service payment commitments	$ 8,974	$ 4,499	$ 4,131	$ 344	$ --	$ --	$ --

Capital expenditure obligations (6)	$ 11,335	$ 11,335	$ --	$ --	$ --	$ --	$ --
Other liabilities and deferred credits (7)	$ 27,122	$ --	$ 2,418	$ 2,417	$ 2,367	$ 1,892	$ 18,028

__________________

(1)

TEPPCO has long-term payment obligations under its Revolving Credit Facility, its Senior Notes and its Junior Subordinated Notes. Amounts shown in the table represent TEPPCO’s scheduled future maturities of long-term debt principal for the periods indicated (see Note 12 for additional information regarding TEPPCO’s consolidated debt obligations).

(2)

On January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes outstanding at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption. The 6.45% TE Products Senior Notes matured on January 15, 2008. Retirement of these series of notes was funded with borrowings under TEPPCO’s Term Credit Agreement (see Note 19).

(3)

Includes interest payments due on TEPPCO’s Senior Notes and junior subordinated notes and interest payments and commitment fees due on its Revolving Credit Facility. The interest amount calculated on the Revolving Credit Facility is based on the assumption that the amount outstanding and the interest rate charged both remain at their current levels.

(4)

We lease property, plant and equipment under noncancelable and cancelable operating leases. Amounts shown in the table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year for the periods indicated. Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit. Contingent rental payments are expensed as incurred.

(5)

We have long and short-term purchase obligations for products and services with third-party suppliers. The prices that we are obligated to pay under these contracts approximate current market prices. The preceding table shows our commitments and estimated payment obligations under these contracts for the periods indicated. Our estimated future payment obligations are based on the contractual price under each contract for products and services at December 31, 2007. The majority of contractual commitments we make for the purchase of crude oil range in term from a thirty-day evergreen to one year. A substantial portion of the contracts for the purchase of crude oil that extend beyond thirty days include cancellation provisions that allow us to cancel the contract with thirty days written notice.

(6)

We have short-term payment obligations relating to capital projects we have initiated. These commitments represent unconditional payment obligations that we have agreed to pay vendors for services rendered or products purchased.

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(7)

Includes approximately $10.1 million of long-term deferred revenue payments, which are being transferred to income over the term of the respective revenue contracts and $12.8 million related to our estimated long-term portion of our obligation under a catastrophic event guarantee for Centennial. The amount of commitment by year is our best estimate of projected payments of these long-term liabilities.

Other

At December 31, 2007, Centennial’s debt obligations consisted of $140.0 million borrowed under a master shelf loan agreement. TE Products and Marathon have each guaranteed one-half of the repayment of Centennial’s outstanding debt balance (plus interest) under this credit facility. If Centennial defaults on its outstanding balance, the estimated maximum potential amount of future payments for TE Products and Marathon is $70.0 million each at December 31, 2007. Provisions included in the Centennial credit facility required that certain financial metrics be achieved and for the guarantees to be removed by May 2007. These metrics were not achieved, and the Centennial credit facility was amended in May 2007 to require the guarantees to remain throughout the life of the debt. As a result of the guarantee, at December 31, 2007, TE Products has a liability of $9.5 million, which represents the present value of the estimated amount, based on a probability estimate, we would have to pay under the guarantee.

TE Products, Marathon and Centennial have also entered into a limited cash call agreement, which allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of a third-party liability arising from a catastrophic event. There is an indefinite term for the agreement and each member is to contribute cash in proportion to its ownership interest, up to a maximum of $50.0 million each. As a result of the catastrophic event guarantee, at December 31, 2007, TE Products has a liability of $4.1 million, which represents the present value of the estimated amount, based on a probability estimate, we would have to pay under the guarantee. If a catastrophic event were to occur and we were required to contribute cash to Centennial, such contributions might be covered by our insurance (net of deductible), depending upon the nature of the catastrophic event.

One of our subsidiaries, TCO, has entered into master equipment lease agreements with finance companies for the use of various equipment. Lease expense related to this equipment is approximately $5.2 million per year. We have guaranteed the full and timely payment and performance of TCO’s obligations under the agreements. Generally, events of default would trigger our performance under the guarantee. The maximum potential amount of future payments under the guarantee is not estimable, but would include base rental payments for both current and future equipment, stipulated loss payments in the event any equipment is stolen, damaged, or destroyed and any future indemnity payments. We carry insurance coverage that may offset any payments required under the guarantees. We do not believe that any performance under the guarantee would have a material effect on our financial condition, results of operations or cash flows.

On February 24, 2005, the Parent Company was acquired from DCP by DFIGP. On March 11, 2005, the Bureau of Competition of the FTC delivered written notice to DFIGP’s legal advisor that it was conducting a non-public investigation to determine whether DFIGP’s acquisition of the Parent Company may substantially lessen competition or violate other provisions of federal antitrust laws. We cooperated fully with this investigation.

On October 31, 2006, an FTC order and consent agreement ending its investigation became final. The order required the divestiture of our equity interest in MB Storage, its general partner and certain related assets to one or more FTC-approved buyers in a manner approved by the FTC and subject to its final approval. The order contained no minimum price for the divestiture and required that we provide the acquirer or acquirers the opportunity to hire employees who spend more than 10% of their time working on the divested assets. The order also imposed specified operational, reporting and consent requirements on us including, among other things, in the event that we acquire interests in or operate salt dome storage facilities for NGLs in specified areas. The FTC approved a buyer and sale terms for our equity interests and certain related assets, and we closed on such sale on March 1, 2007 (see Note 10).

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In December 2006, we signed an agreement with Motiva Enterprises, LLC (“Motiva”) for us to construct and operate a new refined products storage facility to support the expansion of Motiva’s refinery in Port Arthur, Texas. Under the terms of the agreement, we are constructing a 5.4 million barrel refined products storage facility for gasoline and distillates. The agreement also provides for a 15-year throughput and dedication of volume, which will commence upon completion of the refinery expansion. The project includes the construction of 20 storage tanks, five 5.4-mile product pipelines connecting the storage facility to Motiva’s refinery, 21,000 horsepower of pumping capacity, and distribution pipeline connections to the Colonial, Explorer and Magtex pipelines. The storage and pipeline project is expected to be completed by January 1, 2010. As a part of a separate but complementary initiative, we are constructing an 11-mile, 20-inch pipeline to connect the new storage facility in Port Arthur to our refined products terminal in Beaumont, Texas, which is the primary origination facility for our mainline system. These projects will facilitate connections to additional markets through the Colonial, Explorer and Magtex pipeline systems and provide the Motiva refinery with access to our pipeline system. The total cost of the project is expected to be approximately $310.0 million, which includes $20.0 million for the 11-mile, 20-inch pipeline, $30.0 million of capitalized interest and $17.0 million of scope changes requested by Motiva. Through December 31, 2007, we have spent approximately $47.0 million on this construction project. Under the terms of the agreement, if Motiva cancels the agreement prior to the commencement date of the project, Motiva will reimburse us the actual reasonable expenses we have incurred after the effective date of the agreement, including both internal and external costs that would be capitalized as a part of the project, plus a ten percent cancellation fee.

Substantially all of the petroleum products that we transport and store are owned by our customers. At December 31, 2007, TCTM and TE Products had approximately 3.1 million barrels and 10.3 million barrels, respectively, of products in their custody that were owned by customers. We are obligated for the transportation, storage and delivery of such products on behalf of our customers. We maintain insurance adequate to cover product losses through circumstances beyond our control.

Insurance

We carry insurance coverage we believe to be consistent with the exposures associated with the nature and scope of our operations. As of December 31, 2007, our current insurance coverage includes (1) commercial general liability insurance for liabilities to third parties for bodily injury and property damage resulting from our operations; (2) workers’ compensation coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, and (4) property insurance covering the replacement value of all real and personal property damage, including damages arising from earthquake, flood damage and business interruption/extra expense. For select assets, we also carry pollution liability insurance that provides coverage for historical and gradual pollution events. All coverages are subject to certain deductibles, limits or sub-limits and policy terms and conditions.

We also maintain excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are commensurate with the nature and scope of our operations. The cost of our general insurance coverages has increased over the past year reflecting the changing conditions of the insurance markets. These insurance policies, except for the pollution liability policies, are through EPCO (see Note 16).

Commitments under our EPCO equity compensation plan

In accordance with our agreements with EPCO, we reimburse EPCO for our share of its compensation expense associated with certain employees who perform management, administrative and operating functions for us (see Note 1). This includes costs associated with unit option awards granted to these employees to purchase TEPPCO’s Units. At December 31, 2007, there were 155,000 unit options outstanding for which we were responsible for reimbursing EPCO for the costs of such awards (see Note 4).

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The weighted-average strike price of unit option awards outstanding at December 31, 2007 was $45.35 per TEPPCO Unit. At December 31, 2007, none of these unit options were exercisable. As these options are exercised, we will reimburse EPCO in the form of a special cash distribution for the difference between the strike price paid by the employee and the actual purchase price paid for the units awarded to the employee. See Note 4 for additional information regarding our accounting for unit-based awards.

NOTE 18.	CONCENTRATIONS OF CREDIT RISK

Our primary market areas are located in the Northeast, Midwest and Southwest regions of the United States. We have a concentration of trade receivable balances due from major integrated oil companies, independent oil companies and other pipelines and wholesalers. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. We thoroughly analyze our customers’ historical and future credit positions prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions may utilize letters of credit, prepayments and guarantees.

For the year ended December 31, 2007, Valero Energy Corp., BP Oil Supply Company and Shell Trading Company accounted for 16%, 14% and 12% of our total consolidated revenues, respectively. No other single customer accounted for 10% or more of our total consolidated revenues for the year ended December 31, 2007.

NOTE 19.	SUBSEQUENT EVENTS

Debt Obligations and Treasury Locks

On January 15, 2008, the 6.45% TE Products Senior Notes matured. On January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued and unpaid interest at the date of redemption. The $180.0 million principal amount of 6.45% TE Products Senior Notes and the $175.0 million principal amount of 7.51% TE Products Senior Notes were repaid with borrowings under TEPPCO’s Term Credit Agreement. The remaining loss on the termination of an interest rate swap that had been deferred as an adjustment to the carrying value of the 7.51% TE Products Senior Notes and was being amortized using the effective interest method as an increase to future interest expense over the remaining term of the 7.51% TE Products Senior Notes (see Note 6) was recognized at the time of extinguishment of the Senior Notes in January 2008.

In January 2008, TEPPCO extended the expiration date to April 30, 2008 of $600.0 million notional amount of treasury lock agreements that were set to expire on January 31, 2008. The weighted average rate under the treasury lock agreements is approximately 4.50%.

Centennial Guaranty

In January 2008, TEPPCO entered into an amended and restated guaranty agreement (“Amended Guaranty”) in which TEPPCO, TCTM, TEPPCO Midstream and TE Products (collectively, “TEPPCO Guarantors”) are required, on a joint and several basis, to pay 50% of any amount under Centennial's master shelf loan agreement that Centennial does not pay when due. The Amended Guaranty also has a credit maintenance requirement whereby TEPPCO may be required to provide additional credit support or pay certain fees if its credit ratings fall below levels specified in the Amended Guaranty.

Chaparral Open Season

In February 2008, our subsidiary, Chaparral, announced the start of a binding “open season” process to seek shipper support for a proposed expansion of its 845-mile NGL pipeline originating in the Permian Basin of West Texas and eastern New Mexico. The open season is being held to obtain commitments from shippers for a 15-year term at a transportation rate that is sufficient to justify the capital expenditures necessary to expand the Chaparral pipeline capacity. The Chaparral pipeline delivers NGLs to the NGL fractionation complex in Mont Belvieu, Texas. The expansion project is designed to increase annual average system capacity by approximately 15,000 barrels per day or 20,000 barrels per day, depending on shipper response to the open season. The expansion would involve upgrading certain pipe sections, and may include installing additional pumping capability at existing pump stations. If there is sufficient shipper commitment, the additional capacity could be

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available as soon as early 2009. The open season began February 11, 2008 and continues until March 27, 2008. By April 30, 2008, Chaparral expects to notify shippers who have submitted an executed transportation services agreement whether or not the expansion project will proceed. By signing the transportation services agreement, the shipper will also agree to support Chaparral in any regulatory filings associated with the implementation of the concomitant services.

Acquisition

On February 1, 2008, we, through our TEPPCO Marine Services, LLC subsidiary (“TEPPCO Marine”), entered the marine transportation business for refined products, crude oil and lubrication products. We acquired transportation assets and certain intangible assets that comprised the marine transportation business of Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr., the sole owner of Cenac Towing Co., Inc. and Cenac Offshore, L.L.C. (collectively, “Cenac”). The aggregate value of total consideration we paid or issued to complete this business combination (referred to as the “Marine Transportation Business”) was $443.8 million, which consisted of $256.6 million in cash and 4,854,899 newly issued TEPPCO Units. Additionally, we assumed $63.2 million of Cenac’s long-term debt in this transaction.

Cash payment for Marine Transportation Business	$ 256,593
Fair value of our 4,854,899 Units	186,558
Other cash acquisition costs paid to third-parties	672
Total consideration	$ 443,823

We financed the cash portion of the total consideration with borrowings under TEPPCO’s Term Credit Agreement (see Note 12). In accordance with purchase accounting, the value of TEPPCO’s Units issued in connection with the Marine Transportation Business was based on the average closing price of such Units immediately prior to and on the day of February 1, 2008. For the purpose of this calculation, the average closing price was $38.43 per Unit.

We acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements. This business serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, as well as the Intracoastal Waterway between Texas and Florida. These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast and in the Gulf of Mexico. This acquisition is a natural extension of our existing assets and complements two of our core franchise businesses: the transportation and storage of refined products and the gathering, transportation and storage of crude oil.

The results of operations for our Marine Transportation Business will be included in our consolidated financial statements at the date of acquisition. Our fleet of acquired push boats and barges will continue to be operated by employees of Cenac under a transitional operating agreement with TEPPCO Marine for a period of up to two years following the acquisition. These operations will remain headquartered in Houma, Louisiana during such time.

The purchase agreement gives us the right to repurchase the Units in connection with proposed sales thereof by Cenac for 10 years. If Cenac sells the TEPPCO Units during a specified 30-day window for a per unit price that is less than the market value of such Units (as determined under the purchase agreement) on February 1, 2008, we are obligated to pay the difference in such values to Cenac. In addition, if we or any of our affiliates sell any of the assets acquired from Cenac prior to June 30, 2018 and recognize certain “built-in gains” for federal income tax purposes that are allocable to Cenac, we have indemnification obligations under the purchase agreement to pay Cenac an amount generally intended to compensate for the incremental level of double taxation imposed on Cenac as a result of the sale. The purchase agreement prohibits Cenac from competing with our Marine Transportation Business for two years or from soliciting employees and service providers of TEPPCO Marine and

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its affiliates for four years. The purchase agreement contains other customary representations, warranties, covenants and indemnification provisions.

This acquisition was accounted for using the purchase method of accounting and, accordingly, the cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values. Such preliminary fair values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis. We expect to finalize the purchase price allocation for this transaction during 2008. The following table summarizes estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Property, plant and equipment	$ 381,773
Intangible assets	37,148
Total assets acquired	418,921

Long-term debt	(63,157)
Total liabilities assumed	(63,157)
Total assets acquired less liabilities assumed	355,764
Total consideration given	443,823
Goodwill	$ 88,059

The $37.1 million preliminary fair value of acquired intangible assets represents customer relationships and non-compete agreements. Customer relationship intangible assets represent the estimated economic value attributable to certain relationships acquired in connection with the Marine Transportation Business whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. In this context, customer relationships arise from contractual arrangements (such as transportation contracts) and through means other than contracts, such as regular contact by sales or service representative. The values assigned to these intangible assets are amortized to earnings on a straight-line basis over the expected period of economic benefit, which we expect to range from 2 to 20 years.

Of the $443.8 million in consideration we paid or issued to effect acquisition of the Marine Transportation Business, $88.1 million has been assigned to goodwill. Management attributes the value of this goodwill to potential future benefits we expect to realize as a result of acquiring our Marine Transportation Business. Specifically, we expect that an increase in our customer base and expansion of our core businesses will improve earnings on a consolidated basis.

We assumed $63.2 million of long-term debt in connection with our acquisition of the Marine Transportation Business. On February 1, 2008, we repaid the $63.2 million of assumed debt in full with borrowings under TEPPCO’s Term Credit Agreement.